Exhibit 99
Consolidated Statement of Income
 Merck & Co., Inc. and Subsidiaries
Years Ended December 31

($ in millions except per share amounts)	2005	2004	2003

Sales	$22,011.9	$22,938.6	$22,485.9

Costs, Expenses and Other
Materials and production	5,149.6	4,959.8	4,436.9
Marketing and administrative	7,155.5	7,238.7	6,200.3
Research and development	3,848.0	4,010.2	3,279.9
Restructuring costs	322.2	107.6	194.6
Equity income from affiliates	(1,717.1)	(1,008.2)	(474.2)
Other (income) expense, net	(110.2)	(344.0)	(203.2)

	14,648.0	14,964.1	13,434.3

Income from Continuing Operations Before Taxes	7,363.9	7,974.5	9,051.6
Taxes on Income	2,732.6	2,161.1	2,462.0

Income from Continuing Operations	4,631.3	5,813.4	6,589.6
Income from Discontinued Operations, Net of Taxes	—	—	241.3

Net Income	$4,631.3	$5,813.4	$6,830.9

Basic Earnings per Common Share
Continuing Operations	$2.11	$2.62	$2.95
Discontinued Operations	—	—	.11

Net Income	$2.11	$2.62	$3.05 *

Earnings per Common Share Assuming Dilution
Continuing Operations	$2.10	$2.61	$2.92
Discontinued Operations	—	—	.11

Net Income	$2.10	$2.61	$3.03

*	Amount does not add as a result of rounding.
Consolidated Statement of Retained Earnings
Merck & Co., Inc. and Subsidiaries
Years Ended December 31

($ in millions)	2005	2004	2003

Balance, January 1	$36,626.3	$34,142.0	$35,434.9

Net Income	4,631.3	5,813.4	6,830.9
Common Stock Dividends Declared	(3,338.7)	(3,329.1)	(3,264.7)
Spin-off of Medco Health	—	—	(4,859.1)

Balance, December 31	$37,918.9	$36,626.3	$34,142.0

Consolidated Statement of Comprehensive Income
Merck & Co., Inc. and Subsidiaries
Years Ended December 31

($ in millions)	2005	2004	2003

Net Income	$4,631.3	$5,813.4	$6,830.9

Other Comprehensive Income (Loss)
Net unrealized gain (loss) on derivatives, net of tax and net income realization	81.3	(31.7)	(21.3)
Net unrealized gain (loss) on investments, net of tax and net income realization	50.3	(100.9)	(46.3)
Minimum pension liability, net of tax	(7.0)	(4.9)	231.9
Cumulative translation adjustment relating to equity investees, net of tax	(26.4)	26.1	—

	98.2	(111.4)	164.3

Comprehensive Income	$4,729.5	$5,702.0	$6,995.2

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheet
Merck & Co., Inc. and Subsidiaries
December 31

($ in millions)	2005	2004

Assets
Current Assets
Cash and cash equivalents	$9,585.3	$2,878.8
Short-term investments	6,052.3	4,211.1
Accounts receivable	2,927.3	3,627.7
Inventories (excludes inventories of $753.8 in 2005 and $638.7 in 2004 classified in Other assets — see Note 7)	1,658.1	1,898.7
Prepaid expenses and taxes	826.3	858.9

Total current assets	21,049.3	13,475.2

Investments	1,107.9	6,727.1

Property, Plant and Equipment (at cost)
Land	433.0	366.6
Buildings	9,479.6	8,874.3
Machinery, equipment and office furnishings	12,785.2	11,926.1
Construction in progress	1,015.5	1,641.6

	23,713.3	22,808.6
Less allowance for depreciation	9,315.1	8,094.9

	14,398.2	14,713.7

Goodwill	1,085.7	1,085.7

Other Intangibles, Net	518.7	679.2

Other Assets	6,686.0	5,891.9

	$44,845.8	$42,572.8

Liabilities and Stockholders’ Equity
Current Liabilities
Loans payable and current portion of long-term debt	$2,972.0	$2,181.2
Trade accounts payable	471.1	421.4
Accrued and other current liabilities	5,381.2	5,288.1
Income taxes payable	3,649.2	3,012.3
Dividends payable	830.0	841.1

Total current liabilities	13,303.5	11,744.1

Long-Term Debt	5,125.6	4,691.5

Deferred Income Taxes and Noncurrent Liabilities	6,092.9	6,442.1

Minority Interests	2,407.2	2,406.9

Stockholders’ Equity
Common stock, one cent par value
Authorized — 5,400,000,000 shares
Issued — 2,976,223,337 shares — 2005 — 2,976,230,393 shares — 2004	29.8	29.8
Other paid-in capital	6,900.0	6,869.8
Retained earnings	37,918.9	36,626.3
Accumulated other comprehensive income (loss)	52.3	(45.9)

	44,901.0	43,480.0
Less treasury stock, at cost 794,299,347 shares — 2005 767,591,491 shares — 2004	26,984.4	26,191.8

Total stockholders’ equity	17,916.6	17,288.2

	$44,845.8	$42,572.8

The accompanying notes are an integral part of this consolidated financial statement.

Consolidated Statement of Cash Flows
Merck & Co., Inc. and Subsidiaries
Years Ended December 31

($ in millions)	2005	2004	2003

Cash Flows from Operating Activities of Continuing Operations
Net income	$4,631.3	$5,813.4	$6,830.9
Less: Income from discontinued operations, net of taxes	—	—	(241.3)

Income from continuing operations	4,631.3	5,813.4	6,589.6
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,708.1	1,450.7	1,314.2
Deferred income taxes	9.0	48.9	131.7
Equity income from affiliates	(1,717.1)	(1,008.2)	(474.2)
Dividends and distributions from equity affiliates	1,101.2	587.0	553.4
Other	695.5	385.8	(177.3)
Net changes in assets and liabilities:
Accounts receivable	345.9	173.1	320.9
Inventories	125.6	331.9	(435.3)
Trade accounts payable	63.6	(323.8)	(21.6)
Accrued and other current liabilities	238.2	1,382.3	505.4
Income taxes payable	663.2	453.9	494.1
Noncurrent liabilities	(412.2)	(445.4)	(255.3)
Other	156.2	(50.5)	(119.1)

Net Cash Provided by Operating Activities of Continuing Operations	7,608.5	8,799.1	8,426.5

Cash Flows from Investing Activities of Continuing Operations
Capital expenditures	(1,402.7)	(1,726.1)	(1,915.9)
Purchase of securities, subsidiaries and other investments	(125,308.4)	(82,256.4)	(61,586.9)
Proceeds from sale of securities, subsidiaries and other investments	128,981.4	82,363.8	60,823.4
Acquisitions of Banyu shares	—	(12.8)	(1,527.8)
Other	(3.1)	(6.6)	(25.0)

Net Cash Provided (Used) by Investing Activities of Continuing Operations	2,267.2	(1,638.1)	(4,232.2)

Cash Flows from Financing Activities of Continuing Operations
Net change in short-term borrowings	1,296.2	(252.4)	(2,347.2)
Proceeds from issuance of debt	1,000.0	405.1	1,300.3
Payments on debt	(1,014.9)	(37.3)	(736.2)
Redemption of preferred units of subsidiary	—	(1,500.0)	—
Purchase of treasury stock	(1,015.3)	(974.6)	(2,034.1)
Dividends paid to stockholders	(3,349.8)	(3,310.7)	(3,250.4)
Proceeds from exercise of stock options	136.5	240.3	388.2
Other	(93.1)	(161.8)	(148.5)

Net Cash Used by Financing Activities of Continuing Operations	(3,040.4)	(5,591.4)	(6,827.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(128.8)	108.2	155.7

Discontinued Operations (Revised)
Net cash provided by Medco Health operating activities	—	—	279.2
Net cash provided by Medco Health investing activities	—	—	(31.2)
Dividend received from Medco Health, net of intercompany settlements and cash transferred	—	—	1,187.9

Net Cash Provided by Discontinued Operations	—	—	1,435.9

Net Increase (Decrease) in Cash and Cash Equivalents	6,706.5	1,677.8	(1,042.0)
Cash and Cash Equivalents at Beginning of Year	2,878.8	1,201.0	2,243.0

Cash and Cash Equivalents at End of Year	$9,585.3	$2,878.8	$1,201.0

The accompanying notes are an integral part of this consolidated financial statement.

Notes to Consolidated Financial Statements
Merck & Co., Inc. and Subsidiaries
($ in millions except per share amounts)
1. Nature of Operations

Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. The Company’s products include therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders.
2. Summary of Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. Controlling interest is determined by majority ownership interest and the absence of substantive third-party participating rights or, in the case of variable interest entities, by majority exposure to expected losses, residual returns or both. For those consolidated subsidiaries where Merck ownership is less than 100%, the outside stockholders’ interests are shown as Minority interests. Investments in affiliates over which the Company has significant influence but not a controlling interest, such as interests in entities owned equally by the Company and a third party that are under shared control, are carried on the equity basis.
Foreign Currency Translation — The U.S. dollar is the functional currency for the Company’s foreign subsidiaries.
Cash and Cash Equivalents — Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months.
Inventories — Substantially all domestic pharmaceutical inventories are valued at the lower of last-in, first-out (LIFO) cost or market for both book and tax purposes. Foreign pharmaceutical inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Inventories consist of currently marketed products and certain products awaiting regulatory approval. In evaluating the recoverability of inventories produced in preparation for product launches, the Company considers the probability that revenue will be obtained from the future sale of the related inventory together with the status of the product within the regulatory approval process.
Investments — Investments classified as available-for-sale are reported at fair value, with unrealized gains or losses, to the extent not hedged, reported net of tax in Accumulated other comprehensive income. Investments in debt securities classified as held-to-maturity, consistent with management’s intent, are reported at cost. Impairment losses are charged to Other (income) expense, net, for other-than-temporary declines in fair value. The Company considers available evidence in evaluating potential impairment of its investments, including the duration and extent to which fair value is less than cost and the Company’s ability and intent to hold the investment.
Revenue Recognition — Revenues from sales of products are recognized when title and risk of loss passes to the customer. Revenues for domestic pharmaceutical sales are recognized at the time of shipment, while for many foreign subsidiaries, as well as for vaccine sales, revenues are recognized at the time of delivery. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. Domestically, sales discounts are issued to customers as direct discounts at the point-of-sale or indirectly through an intermediary wholesale purchaser, known as chargebacks, or indirectly in the form of rebates. Additionally, sales are generally made with a limited right of return under certain conditions. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. Accruals for chargebacks are reflected as a direct reduction to accounts receivable and accruals for rebates as accrued expenses. The accrued balances relative to these provisions included in Accounts receivable and Accrued and other current liabilities were $164.3 million and $1.0 billion, respectively, at December 31, 2005 and $133.7 million and $896.6 million, respectively, at December 31, 2004.
Depreciation — Depreciation is provided over the estimated useful lives of the assets, principally using the straight-line method. For tax purposes, accelerated methods are used. The estimated useful lives primarily range from 10 to 50 years for Buildings, and from 3 to 15 years for Machinery, equipment and office furnishings.
Goodwill and Other Intangibles — Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses purchased. Goodwill is assigned to reporting units within the Company’s segments and evaluated for impairment on at least an annual basis, using a fair value based test. Other acquired intangibles are recorded at cost and are amortized on a straight-line basis over their estimated useful lives (see Note 8). When events or circumstances warrant a review, the Company will assess recoverability from future operations of other intangibles using undiscounted cash flows derived from the lowest appropriate asset groupings, generally the subsidiary level. Impairments are recognized in operating results to the extent that carrying value exceeds fair value, which is determined based on the net present value of estimated future cash flows.
Research and Development — Research and development is expensed as incurred. Upfront and milestone payments made to third parties in connection with research and development collaborations prior to regulatory approval are expensed as incurred. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the shorter of the remaining license or product patent life.
Stock-Based Compensation — Employee stock-based compensation is recognized using the intrinsic value method. Generally, employee stock options are granted to purchase shares of Company stock at the fair market value at the time of grant. Accordingly, no compensation expense is recognized for the Company’s stock-based compensation plans other than for its performance-based awards, restricted stock units and options granted to employees of certain equity method investees.
     The effect on net income and earnings per common share if the Company had applied the fair value method for recognizing employee stock-based compensation is as follows:

Years Ended December 31	2005	2004	2003

Net income, as reported	$4,631.3	$5,813.4	$6,830.9
Compensation expense, net of tax:
Reported	31.2	16.7	4.9
Fair value method	(357.1)	(491.8)	(559.4)

Pro forma net income	$4,305.4	$5,338.3	$6,276.4

Earnings per common share from continuing operations:
Assuming dilution — as reported	$2.10	$2.61	$2.92
Assuming dilution — pro forma	$1.96	$2.39	$2.73
Earnings per common share:
Basic — as reported	$2.11	$2.62	$3.05
Basic — pro forma	$1.96	$2.41	$2.81
Assuming dilution — as reported	$2.10	$2.61	$3.03
Assuming dilution — pro forma	$1.96	$2.39	$2.79

     The average fair value of employee and non-employee director options granted during 2005, 2004 and 2003 was $6.66, $10.50 and $12.54, respectively. This fair value was estimated using the Black-Scholes option-pricing model based on the weighted average market price at grant date of $31.64 in 2005, $45.51 in 2004 and $50.07 in 2003 and the following weighted average assumptions:

Years Ended December 31	2005	2004	2003

Dividend yield	4.8%	3.4%	2.7%
Risk-free interest rate	4.0%	3.1%	2.9%
Volatility	32%	30%	31%
Expected life (years)	5.7	5.7	5.8

     In December 2004, the Financial Accounting Standards Board (the FASB) issued Statement No. 123R, Share-Based Payment (FAS 123R), which was originally intended to become effective beginning July 1, 2005. In April 2005, the Securities and Exchange Commission (SEC) issued a new rule which delayed the Company’s effective date of FAS 123R beginning January 1, 2006. FAS 123R requires all share-based payments to employees to be expensed over the requisite service period based on the grant-date fair value of the awards and requires that the unvested portion of all outstanding awards upon adoption be recognized using the same fair value and attribution methodologies previously determined under Statement No. 123, Accounting for Stock-Based Compensation. In November 2005, the FASB issued FASB Staff Position (FSP) 123R-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards, which provides an optional short cut method for calculating the historical pool of windfall benefits upon adoption of FAS 123R. The Company will adopt FAS 123R, and the FSP effective January 1, 2006. The Company will continue to use the Black-Scholes valuation method and will apply the modified prospective method.
     In accordance with the current accounting requirements, the Company recognizes pro forma compensation expense for all employees, including retirement-eligible employees, over the vesting period for employee stock options. Upon the adoption of FAS 123R, compensation expense will be recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the date retirement eligibility is achieved. This approach is known as the non-substantive vesting period approach. If the Company had been applying the non-substantive vesting period approach for stock options granted to retirement-eligible employees, the effect on pro forma earnings per share assuming dilution for all periods presented, as provided in the above table, would not have been significant.
     Prior to 2004, pro forma compensation expense for options with graded vesting terms was calculated using the Black-Scholes model based on a single-option valuation approach using the straight-line method of amortization. In 2004, the Company revised the assumptions utilized by the Black-Scholes model in determining pro forma compensation expense based on historical data, such that expense is determined using separate expected term assumptions for each vesting tranche. As a result, pro forma compensation expense for any stock options granted after January 1, 2004 but prior to January 1, 2006 has been calculated using the accelerated amortization method prescribed in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Upon adoption of FAS 123R, effective January 1, 2006, the Company will recognize compensation expense using the straight-line method.
     In 2003, in connection with the Medco Health Solutions, Inc. (Medco Health) spin-off, options granted to Medco Health employees prior to February 2002 and some options granted after February 2002 became fully vested in accordance with the original terms of the grants. As a result, 2003 pro forma compensation expense reflects the accelerated vesting of these options. In addition, certain stock options granted to Medco Health employees in 2003 and 2002 were converted to Medco Health options with terms and amounts that maintained the option holders’ positions. Therefore, pro forma compensation expense for these options is reflected only through the date of the spin-off.
Legal Defense Costs — Legal defense costs expected to be incurred in connection with a loss contingency are accrued when probable and reasonably estimable.
Use of Estimates — The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP) and, accordingly, include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as provisions for sales discounts and returns, depreciable and amortizable lives, recoverability of inventories produced in preparation for product launches, amounts recorded for contingencies, environmental liabilities and other reserves, pension and other postretirement benefit plan assumptions, and taxes on income. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.
Reclassifications — Certain reclassifications have been made to prior year amounts to conform with current year presentation.
3. Voluntary Product Withdrawal
On September 30, 2004, the Company announced a voluntary worldwide withdrawal of Vioxx, its arthritis and acute pain medication. The Company’s decision, which was effective immediately, was based on new three-year data from a prospective, randomized, placebo-controlled clinical trial, APPROVe (Adenomatous Polyp Prevention on Vioxx).
     In connection with the withdrawal, in 2004 the Company recorded an unfavorable adjustment to net income of $552.6 million, or $.25 per share. The adjustment to pre-tax income was $726.2 million. Of this amount, $491.6 million related to estimated customer returns of product previously sold and was recorded as a reduction of Sales, $93.2 million related to write-offs of inventory held by the Company and was recorded in Materials and production expense, and $141.4 million related to estimated costs to undertake the withdrawal of the product and was recorded in Marketing and administrative expense. The tax benefit of this adjustment was $173.6 million, which reflects the geographical mix of Vioxx returns and the cost of the withdrawal. The adjustment did not include charges for future legal defense costs (see Note 11). At December 31, 2004, $173.8 million of the remaining accrued balance was reported in Accrued and other current liabilities and $235.0 million was reported as a reduction to Accounts receivable. The Vioxx withdrawal process was completed during 2005 and the costs associated with the withdrawal were in line with the original amounts recorded by the Company in 2004.
4. Restructuring
In November 2005, the Company announced the first phase of a global restructuring program designed to reduce the Company’s cost structure, increase efficiency and enhance competitiveness. The initial steps will include the implementation of a new supply strategy by the Merck Manufacturing Division, which is intended to create a leaner, more cost-effective and customer-focused manufacturing model over the next three years. As part of this program, Merck plans to sell or close five manufacturing sites and two preclinical sites by the end of 2008, and eliminate approximately 7,000 positions company-wide. The pre-tax costs of this restructuring program were $401.2 million in 2005 and are expected to be $800 million to $1 billion in 2006. Through the end of 2008, when the initial phase of the restructuring program is expected to be substantially complete, the cumulative pre-tax costs of the program are expected to range from $1.8 billion to $2.2 billion. Approximately 70% of the cumulative pre-tax costs are non-cash, relating primarily to accelerated depreciation for those facilities scheduled for closure.
     The $401.2 million of costs incurred in 2005 were comprised of $205.4 million of separation costs recorded to Restructuring costs and $195.8 million of accelerated depreciation and asset impairment costs, of which $177.1 million was recorded to Materials and productions and $18.7 million was recorded to Research and development. The Company also plans to close its basic research center in Terlings Park, United Kingdom, and incurred additional accelerated depreciation costs of $103.1 million recorded to Research and development during 2005, which reduced the assets of this research center down to their net realizable values. Subsequent to December 31, 2005, no further research and development will be performed at this site.
     The separation costs are associated with the elimination of approximately 1,100 positions as of December 31, 2005 (which is comprised of actual headcount reductions, and the elimination of contractors and vacant positions), as well as estimates of future terminations of roughly 2,400 positions that were probable and could be reasonably estimated at December 31, 2005. Included in the $205.4 million of separation costs is $23.0 million related to curtailment, settlement and termination charges on the Company’s pension and other postretirement benefit plans (see Note 15).
     Of the $195.8 million, approximately $111.2 million is associated with the abandonment of certain fixed assets that will no longer be used in the business as a result of these restructuring actions and must therefore, be written off. The remaining $84.6 million reflects accelerated depreciation costs primarily related to the five Merck owned manufacturing facilities worldwide and two preclinical sites to be sold or closed by the end of 2008. The manufacturing facilities included in this action are: Ponders End, United Kingdom; Okazaki, Japan; Kirkland, Canada; Albany, Georgia, and Danville, Pennsylvania. The two preclinical sites are in Okazaki and Menuma, Japan. These actions are in an effort to reduce costs and consolidate the Company’s manufacturing and research facilities. As of December 31, 2005, no buyers have been identified for these sites, however, the closures are anticipated to be completed by the end of 2008, subject to compliance with legal obligations. All of these sites will continue to operate up through the respective closure dates, and since future cash flows are sufficient to recover the respective book values, Merck was required to accelerate depreciation of the site assets rather than writing them off immediately. The site assets include manufacturing and research facilities and equipment.
     As part of the cost-reduction initiative announced in October 2003 and completed at the end of 2004, the Company eliminated 5,100 positions. The Company completed a similar program in 2005 with 900 positions being eliminated through December 31, 2005. As a result of these restructuring actions, the Company recorded restructuring costs of $116.8 million for 2005 and $107.6 million for 2004. Of these amounts, in 2005 and 2004, respectively, $91.5 million and $84.4 million related to employee severance benefits, $25.3 million and $21.5 million related to curtailment, settlement and termination charges on the Company’s pension and other postretirement benefit plans (see Note 15) and $1.7 million related to a modification in the terms of certain employees’ stock option grants in 2004 only.
     The Company records restructuring activities in accordance with FAS 112, Employers’ Accounting for Postemployment Benefits — an amendment of FASB Statement No. 5 and 43 and FAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans for Termination Benefits, and FAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets and FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
     Summarized information relative to the employee severance benefits accrual, excluding pension and other postretirement benefit activity (see Note 15), is as follows:

	2005	2004

Balance, January 1	$45.7	$78.3
Expense	273.9	84.4
Payments	(79.3)	(117.0)

Balance, December 31	$240.3	$45.7

5. Research Collaborations, Acquisitions/Divestitures and License Agreements
Merck continues its strategy of establishing strong external alliances to complement its substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near-and long-term growth. During 2005, Merck signed 44 such agreements.
     In October 2005, Agensys, Inc. (Agensys), a cancer biotechnology company, and Merck announced the formation of a global alliance to jointly develop and commercialize AGS-PSCA, Agensys’ fully human monoclonal antibody (MAb) to Prostate Stem Cell Antigen (PSCA). The agreement grants Merck worldwide rights to AGS-PSCA and an exclusive license to PSCA, a proprietary Agensys target, as well as rights to other therapeutic and diagnostic products developed under the alliance. Upon signing the agreement, Agensys received an upfront payment, and could receive up to $95 million in milestone payments, upon successful development and launch, that could increase to more than $170 million if multiple oncology indications are successfully developed and approved in addition to royalties on worldwide sales.
     In September 2005, FoxHollow Technologies, Inc. (FoxHollow) and Merck announced the formation of a novel pharmacogenomics collaboration. The collaboration will focus on analyzing atherosclerotic plaque removed from patient arteries as a means of identifying new biomarkers of atherosclerotic disease progression for use in the development of cardiovascular compounds in Merck’s pipeline. The agreement includes a research collaboration of up to three years. FoxHollow received an upfront payment and, if the collaboration is continued, could receive additional payments as well as royalties based upon achieving program objectives.
     In July 2005, Merck entered into an agreement with Geron Corporation (Geron) to develop a cancer vaccine against telomerase. Telomerase is an enzyme, active in most cancer cells, that maintains telomere length at the ends of chromosomes. This activity allows the cancer to grow and metastasize over long periods of time. Geron received an upfront payment and based upon certain developments and regulatory events could receive additional payments as well as royalties.
     Sumitomo Pharmaceuticals Co., Ltd. (Sumitomo) and Merck signed an agreement in June 2005 to collaborate on SM13496 (lurasidone), an atypical antipsychotic compound currently in Phase II development for the treatment of schizophrenia, one of the most chronic and disabling of the severe mental illnesses. Under the agreement, Sumitomo has granted Merck, through an affiliate, an exclusive license for SM13496 in all parts of the world except for Japan, China, Korea and Taiwan.
     In April 2004, Merck and Bristol-Myers Squibb Company (BMS) entered into a worldwide collaborative agreement to globally develop and market Pargluva, BMS’s investigational oral medicine for the treatment of type 2 diabetes. As previously reported by the Company and BMS, in October 2005, the FDA issued an approvable letter for Pargluva and requested additional safety information to address more fully the cardiovascular safety profile of Pargluva. This data requirement may cause a significant delay in the product’s launch. As a result, BMS and Merck terminated the collaborative agreement for Pargluva with all rights to Pargluva and a back-up compound to Pargluva returning to BMS as of December 21, 2005.
     In March 2004, the Company acquired Aton Pharma, Inc. (Aton), a privately held biotechnology company focusing on the development of novel treatments for cancer and other serious diseases. Aton’s clinical pipeline of histone deacetylase inhibitors represents a class of anti-tumor agents with potential for efficacy based on a novel mechanism of action. Aton’s lead product candidate, suberoylanilide hydroxamic acid, known as vorinostat, has been extensively studied for the treatment of cutaneous T-cell lymphoma. Consideration for the acquisition consisted of an upfront payment and may include contingent payments based upon the regulatory filing, approval and sale of products. In connection with the transaction, the Company recorded a charge of $125.5 million for acquired research associated with products in development for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed. This charge was recorded in Research and development expense. The remaining net assets acquired in this transaction were not material. Because Aton was a development stage company that had not commenced its planned principal operations, the transaction was accounted for as an acquisition of assets rather than as a business combination and, therefore, goodwill was not recorded. Aton’s results of operations have been included with the Company’s since the acquisition date.
     In February 2004, Merck and H. Lundbeck A/S (Lundbeck) entered into an agreement for the exclusive U.S. development and commercialization of gaboxadol, a compound for the treatment of sleep disorders. Under the terms of the agreement, Lundbeck received an initial payment of $70.0 million and, during the term of the agreement, could receive up to $200.0 million in additional milestone payments in the future. The Company recorded the upfront payment as Research and development expense in 2004. Merck will fund the majority of the remaining development activities. In June 2004, Merck and Lundbeck extended their agreement for the exclusive development and commercialization of gaboxadol to Japan.
     In 2003, the Company, through its wholly owned subsidiary, MSD (Japan) Co., Ltd., launched tender offers to acquire the remaining 49% of the common shares of Banyu Pharmaceutical Co., Ltd. (Banyu) that it did not already own for an aggregate purchase price of approximately $1.5 billion. Substantially all shares were acquired in 2003 and on March 30, 2004, Merck completed its acquisition of Banyu. Full ownership of Banyu strengthens Merck’s position in Japan, the world’s second-largest pharmaceutical market.
     The Company’s acquisitions of the Banyu shares were accounted for under the purchase method. Pro forma information is not provided as the impact of the transactions does not have a material effect on the Company’s consolidated results of operations. The aggregate purchase price was allocated based upon the fair values of the portion of assets and liabilities acquired. The allocation of the aggregate purchase price resulted in the reversal of $1.0 billion of minority interest liability and recognition of $332.0 million in other intangibles, $240.5 million in goodwill, $153.0 million in deferred income tax liabilities and $34.5 million in other net assets, principally property, plant and equipment. Other intangibles included $301.1 million of in-line product rights having a 10-year weighted average useful life and $30.9 million representing a 20-year life tradename. In connection with the transactions, the Company also incurred a charge of $101.8 million for acquired research, recorded as Research and development expense, associated with products in development for which, at the acquisition date, technological feasibility had not been established and no alternative future use existed.
     On August 19, 2003, Merck completed the spin-off of Medco Health. The income of Medco Health is presented separately as discontinued operations. Prior to the spin-off, Merck received a $2.0 billion dividend from Medco Health and Merck paid $564.7 million in settlement of the net intercompany payable to Medco Health. In addition, at the date of the spin-off, $247.4 million of cash and cash equivalents were included in the net assets of Medco Health that were spun off. The 2003 statement of cash flows has been restated to separately disclose the operating and investing portions of the cash flows attributable to discontinued operations. These amounts had previously been reported on a combined basis.
     Summarized financial information for discontinued operations is as follows:

Year Ended December 31	2003*

Total net revenues	$20,328.7
Income before taxes	369.6
Taxes on income	128.3
Income, net of taxes	241.3

*	Includes operations up through August 19, 2003.
     The following is a summary of the assets and liabilities of discontinued operations that were spun off:

August 19,
2003

Assets

Cash and cash equivalents	$247.4
Other current assets	2,728.4
Property, plant and equipment, net	816.3
Goodwill	3,310.2
Other intangibles, net	2,351.9
Other assets	138.4

$9,592.6

Liabilities

Current liabilities	$2,176.2
Long-term debt	1,362.3
Deferred income taxes	1,195.0

$4,733.5

Net Assets Transferred	$4,859.1

6. Financial Instruments
Foreign Currency Risk Management
While the U.S. dollar is the functional currency of the Company’s foreign subsidiaries, a significant portion of the Company’s revenues are denominated in foreign currencies. Merck relies on sustained cash flows generated from foreign sources to support its long-term commitment to U.S. dollar-based research and development. To the extent the dollar value of cash flows is diminished as a result of a strengthening dollar, the Company’s ability to fund research and other dollar-based strategic initiatives at a consistent level may be impaired. The Company has established revenue hedging and balance sheet risk management programs to protect against volatility of future foreign currency cash flows and changes in fair value caused by volatility in foreign exchange rates.
     The objective of the revenue hedging program is to reduce the potential for longer-term unfavorable changes in foreign exchange to decrease the U.S. dollar value of future cash flows derived from foreign currency denominated sales, primarily the euro and Japanese yen. To achieve this objective, the Company will partially hedge anticipated third-party sales that are expected to occur over its planning cycle, typically no more than three years into the future. The Company will layer in hedges over time, increasing the portion of sales hedged as it gets closer to the expected date of the transaction, such that it is probable that the hedged transaction will occur. The portion of sales hedged is based on assessments of cost-benefit profiles that consider natural offsetting exposures, revenue and exchange rate volatilities and correlations, and the cost of hedging instruments. The hedged anticipated sales are a specified component of a portfolio of similarly denominated foreign currency-based sales transactions, each of which responds to the hedged risk in the same manner. Merck manages its anticipated transaction exposure principally with purchased local currency put options, which provide the Company with a right, but not an obligation, to sell foreign currencies in the future at a predetermined price. If the U.S. dollar strengthens relative to the currency of the hedged anticipated sales, total changes in the options’ cash flows fully offset the decline in the expected future U.S. dollar cash flows of the hedged foreign currency sales. Conversely, if the U.S. dollar weakens, the options’ value reduces to zero, but the Company benefits from the increase in the value of the anticipated foreign currency cash flows.
     The designated hedge relationship is based on total changes in the options’ cash flows. Accordingly, the entire fair value change in the options is deferred in Accumulated other comprehensive income (AOCI) and reclassified into Sales when the hedged anticipated revenue is recognized. The hedge relationship is perfectly effective and therefore no hedge ineffectiveness is recorded. The fair values of currency options are reported in Accounts receivable or Other assets.
     The primary objective of the balance sheet risk management program is to protect the U.S. dollar value of foreign currency denominated net monetary assets from the effects of volatility in foreign exchange that might occur prior to their conversion to U.S. dollars. Merck principally utilizes forward exchange contracts, which enable the Company to buy and sell foreign currencies in the future at fixed exchange rates and economically offset the consequences of changes in foreign exchange on the amount of U.S. dollar cash flows derived from the net assets. Merck routinely enters into contracts to fully offset the effects of exchange on exposures denominated in developed country currencies, primarily the euro and Japanese yen. For exposures in developing country currencies, the Company will enter into forward contracts on a more limited basis, and only when it is deemed economical to do so based on a cost-benefit analysis that considers the magnitude of the exposure, the volatility of the exchange rate and the cost of the hedging instrument. The Company will also minimize the effect of exchange on monetary assets and liabilities by managing operating activities and net asset positions at the local level.
     Foreign currency denominated monetary assets and liabilities are remeasured at spot rates in effect on the balance sheet date with the effects of changes in spot rates reported in Other (income) expense, net. The forward contracts are not designated as hedges and are marked to market through Other (income) expense, net. Accordingly, fair value changes in the forward contracts help mitigate the changes in the value of the remeasured assets and liabilities attributable to changes in foreign currency exchange rates, except to the extent of the spot-forward differences. These differences are not significant due to the short-term nature of the contracts, which typically have average maturities at inception of less than one year.
     The Company periodically uses forward contracts to hedge the changes in fair value of certain foreign currency denominated available-for-sale securities attributable to fluctuations in foreign currency exchange rates. Changes in the fair value of the hedged securities due to fluctuations in spot rates are offset in Other (income) expense, net, by the fair value changes in the forward contracts attributable to spot rate fluctuations. Hedge ineffectiveness was not material during 2005, 2004 and 2003. Changes in the contracts’ fair value due to spot-forward differences are excluded from the designated hedge relationship and recognized in Other (income) expense, net. These amounts were not significant for the years ended December 31, 2005, 2004 and 2003. There were none outstanding at December 31, 2005.
     The fair values of forward exchange contracts are reported in the following four balance sheet line items: Accounts receivable (current portion of gain position), Other assets (non-current portion of gain position), Accrued and other current liabilities (current portion of loss position), or Deferred income taxes and noncurrent liabilities (non-current portion of loss position).
Interest Rate Risk Management
The Company may use interest rate swap contracts on certain investing and borrowing transactions to manage its net exposure to interest rate changes and to reduce its overall cost of borrowing. The Company does not use leveraged swaps and, in general, does not leverage any of its investment activities that would put principal capital at risk.
     At December 31, 2005, the Company was a party to three pay-floating, receive-fixed interest rate swap contracts designated as fair value hedges of fixed-rate notes maturing in 2006, 2007 and 2013, respectively. The notional amounts of these swaps, which match the amount of the hedged fixed-rate notes, were $500 million, $350 million and $500 million, respectively. The swaps effectively convert the fixed-rate obligations to floating-rate instruments. The fair value changes in the notes are fully offset in interest expense by the fair value changes in the swap contracts. The fair values of these contracts are reported in Accounts receivable, Other assets, Accrued and other current liabilities, or Deferred income taxes and noncurrent liabilities.
Fair Value of Financial Instruments
Summarized below are the carrying values and fair values of the Company’s financial instruments at December 31, 2005 and 2004. Fair values were estimated based on market prices, where available, or dealer quotes.

	2005		2004
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Assets

Cash and cash equivalents	$9,585.3	$9,585.3	$2,878.8	$2,878.8
Short-term investments	6,052.3	6,052.3	4,211.1	4,211.1
Long-term investments	1,107.9	1,107.9	6,727.1	6,727.1
Purchased currency options	145.4	145.4	34.0	34.0
Forward exchange contracts	13.7	13.7	13.4	13.4
Interest rate swaps	13.5	13.5	59.1	59.1

Liabilities

Loans payable and current portion of long-term debt	$2,972.0	$2,974.4	$2,181.2	$2,201.5
Long-term debt	5,125.6	5,171.4	4,691.5	4,820.9
Written currency options	—	—	3.8	3.8
Forward exchange contracts and currency swap	26.0	26.0	75.5	75.5

     In connection with the American Jobs Creation Act of 2004 (AJCA) the Company repatriated $15.9 billion during 2005 (see Note 17). As of December 31, 2005, $5.2 billion of the AJCA repatriation was invested in fully collateralized overnight repurchase agreements and are included in Short-term investments in the Consolidated Balance Sheet.
     A summary of the December 31 carrying values and fair values of the Company’s investments and gross unrealized gains and losses on the Company’s available-for-sale-investments recorded, net of tax, in AOCI is as follows:

2005
	Carrying	Fair	Gross Unrealized
	Value	Value	Gains	Losses

Available-for-sale
Repurchase agreements	$5,214.2	$5,214.2	$—	$—
Corporate notes and bonds	755.7	755.7	0.1	—
Commercial paper	654.7	654.7	—	—
Municipal securities	288.3	288.3	0.5	(1.3)
U.S. Government and agency securities	51.9	51.9	—	(0.1)
Other debt securities	45.0	45.0	10.1	(0.3)
Equity securities	150.4	150.4	60.0	(4.9)

Total Available-for-sale	$7,160.2	$7,160.2	$70.7	$(6.6)

Held-to-maturity securities	$—	$—	$—	$—

2004
	Carrying	Fair	Gross Unrealized
	Value	Value	Gains	Losses

Available-for-sale
Corporate notes and bonds	$5,096.9	$5,096.9	$13.3	$(22.9)
U.S. Government and agency securities	2,880.7	2,880.7	0.5	(14.8)
Commercial paper	2,209.5	2,209.5	—	—
Municipal securities	138.4	138.4	1.2	(0.4)
Foreign government bonds	132.6	132.6	0.4	(0.4)
Other debt securities	65.9	65.9	5.3	—
Equity securities	404.2	404.2	35.1	(0.7)

Total Available-for-sale	$10,928.2	$10,928.2	$55.8	$(39.2)

Held-to-maturity securities	$10.0	$10.0	$—	$—

     Available-for-sale debt securities maturing within one year totaled $6.1 billion at December 31, 2005. Of the remaining debt securities, $668.7 million mature within five years.
Concentrations of Credit Risk
As part of its ongoing control procedures, the Company monitors concentrations of credit risk associated with corporate issuers of securities and financial institutions with which it conducts business. Credit risk is minimal as credit exposure limits are established to avoid a concentration with any single issuer or institution. Four U.S. customers represented, in aggregate, approximately one-third of the Company’s accounts receivable at December 31, 2005. The Company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business. Bad debts have been minimal. The Company does not normally require collateral or other security to support credit sales.
7. Inventories
Inventories at December 31 consisted of:

	2005	2004

Finished goods	$400.0	$376.8
Raw materials and work in process	1,929.8	2,166.8
Supplies	82.1	94.7

Total (approximates current cost)	2,411.9	2,638.3
Reduction to LIFO cost	—	(100.9)

	$2,411.9	$2,537.4

Recognized as:
Inventories	$1,658.1	$1,898.7
Other assets	753.8	638.7

     Inventories valued under the LIFO method comprised approximately 62% and 57% of inventories at December 31, 2005 and 2004, respectively. Amounts recognized as Other assets are comprised entirely of raw materials and work in process inventories, which include inventories produced in preparation for product launches, principally vaccines, and inventories for other products, principally vaccines and Arcoxia, not expected to be sold within one year.
8. Other Intangibles
Other intangibles at December 31 consisted of:

	2005	2004

Patents and product rights	$1,656.3	$1,656.3
Other	180.4	177.0

Total acquired cost	$1,836.7	$1,833.3

Patents and product rights	$1,191.8	$1,042.5
Other	126.2	111.6

Total accumulated amortization	$1,318.0	$1,154.1

     Aggregate amortization expense, substantially all of which is recorded in Materials and production expense, was $163.9 million in 2005, $192.0 million in 2004, and $184.6 million in 2003. The estimated aggregate amortization expense for each of the next five years is as follows: 2006, $142.5 million; 2007, $136.6 million; 2008, $85.6 million; 2009, $35.9 million and $33.7 million in 2010.
9. Joint Ventures and Other Equity Method Affiliates
In 2000, the Company and Schering-Plough Corporation (Schering-Plough) entered into agreements to create separate equally-owned partnerships to develop and market in the United States new prescription medicines in the cholesterol-management and respiratory therapeutic areas. In 2001, the cholesterol-management partnership agreements were expanded to include all the countries of the world, excluding Japan. In 2002, ezetimibe, the first in a new class of cholesterol-lowering agents, was launched in the United States as Zetia (marketed as Ezetrol outside the United States). As reported by the Merck/Schering-Plough partnership, global sales of Zetia totaled $1.4 billion in 2005, $1.1 billion in 2004 and $469.4 million in 2003. In July 2004, a combination product containing the active ingredients of both Zetia and Zocor, was approved in the United States as Vytorin (marketed as Inegy outside of the United States). Vytorin has been approved in 47 countries outside the United States. Global sales of Vytorin were $1.0 billion in 2005 and $132.4 million in 2004. The results from the Company’s interest in the Merck/Schering-Plough partnership are recorded in Equity income from affiliates and were income of $570.4 million in 2005, $132.0 million in 2004 and a loss of $92.5 million in 2003.
     In 1982, Merck entered into an agreement with Astra AB (Astra) to develop and market Astra’s products under a royalty-bearing license. In 1993, the Company’s total sales of Astra products reached a level that triggered the first step in the establishment of a joint venture business carried on by Astra Merck Inc. (AMI), in which Merck and Astra each owned a 50% share. This joint venture, formed in 1994, developed and marketed most of Astra’s new prescription medicines in the United States including Prilosec, the first of a class of medications known as proton pump inhibitors, which slows the production of acid from the cells of the stomach lining.
     In 1998, Merck and Astra completed the restructuring of the ownership and operations of the joint venture whereby the Company acquired Astra’s interest in AMI, renamed KBI Inc. (KBI), and contributed KBI’s operating assets to a new U.S. limited partnership, Astra Pharmaceuticals L.P. (the Partnership), in exchange for a 1%

limited partner interest. Astra contributed the net assets of its wholly owned subsidiary, Astra USA, Inc., to the Partnership in exchange for a 99% general partner interest. The Partnership, renamed AstraZeneca LP (AZLP) upon Astra’s 1999 merger with Zeneca Group Plc (the AstraZeneca merger), became the exclusive distributor of the products for which KBI retained rights.
     While maintaining a 1% limited partner interest in AZLP, Merck has consent and protective rights intended to preserve its business and economic interests, including restrictions on the power of the general partner to make certain distributions or dispositions. Furthermore, in limited events of default, additional rights will be granted to the Company, including powers to direct the actions of, or remove and replace, the Partnership’s chief executive officer and chief financial officer. Merck earns ongoing revenue based on sales of current and future KBI products and such revenue was $1.7 billion, $1.5 billion and $1.9 billion in 2005, 2004 and 2003, respectively, primarily relating to sales of Nexium and Prilosec. In addition, Merck earns certain Partnership returns which are recorded in Equity income from affiliates. Such returns include a priority return provided for in the Partnership Agreement, variable returns based, in part, upon sales of certain former Astra USA, Inc. products, and a preferential return representing Merck’s share of undistributed AZLP GAAP earnings. These returns aggregated $833.5 million, $646.5 million and $391.5 million in 2005, 2004 and 2003, respectively. The 2003 results reflect a lower preferential return, primarily resulting from the impact of generic competition for Prilosec. The AstraZeneca merger triggers a partial redemption of Merck’s limited partnership interest in 2008. Upon this redemption, AZLP will distribute to KBI an amount based primarily on a multiple of Merck’s average annual variable returns derived from sales of the former Astra USA, Inc. products for the three years prior to the redemption (the Limited Partner Share of Agreed Value).
     In conjunction with the 1998 restructuring, for a payment of $443.0 million, which was deferred, Astra purchased an option (the Asset Option) to buy Merck’s interest in the KBI products, excluding the gastrointestinal medicines Nexium and Prilosec. The Asset Option is exercisable in 2010 at an exercise price equal to the net present value as of March 31, 2008 of projected future pretax revenue to be received by the Company from the KBI products (the Appraised Value). Merck also has the right to require Astra to purchase such interest in 2008 at the Appraised Value. In addition, the Company granted Astra an option to buy Merck’s common stock interest in KBI, exercisable two years after Astra’s purchase of Merck’s interest in the KBI products. The exercise of this option by Astra is also provided for in the year 2017 or if combined annual sales of the two products fall below a minimum amount provided, in each case, only so long as either the Merck option in 2008 or AstraZeneca’s option in 2010 has been exercised. The exercise price is based on the net present value of estimated future net sales of Nexium and Prilosec as determined at the time of exercise.
     The 1999 AstraZeneca merger constituted a Trigger Event under the KBI restructuring agreements. As a result of the merger, in exchange for Merck’s relinquishment of rights to future Astra products with no existing or pending U.S. patents at the time of the merger, Astra paid $967.4 million (the Advance Payment), which is subject to a true-up calculation in 2008 that may require repayment of all or a portion of this amount. The True-Up Amount is directly dependent on the fair market value in 2008 of the Astra product rights retained by the Company. Accordingly, recognition of this contingent income has been deferred until the realizable amount, if any, is determinable, which is not anticipated prior to 2008.
     Under the provisions of the KBI restructuring agreements, because a Trigger Event has occurred, the sum of the Limited Partner Share of Agreed Value, the Appraised Value and the True-Up Amount is guaranteed to be a minimum of $4.7 billion. Distribution of the Limited Partner Share of Agreed Value and payment of the True-Up Amount will occur in 2008. AstraZeneca’s purchase of Merck’s interest in the KBI products is contingent upon the exercise of either Merck’s option in 2008 or AstraZeneca’s option in 2010 and, therefore, payment of the Appraised Value may or may not occur.
     In 1997, Merck and Rhône-Poulenc S.A. (now Sanofi-Aventis S.A.) combined their animal health and poultry genetics businesses to form Merial Limited (Merial), a fully integrated animal health company, which is a stand-alone joint venture, equally owned by each party. Merial provides a comprehensive range of pharmaceuticals and vaccines to enhance the health, well-being and performance of a wide range of animal species. Merial sales were $2.0 billion for 2005, $1.8 billion for 2004 and $1.7 billion for 2003.
     In 1994, Merck and Pasteur Mérieux Connaught (now Sanofi Pasteur S.A.) established an equally-owned joint venture to market vaccines in Europe and to collaborate in the development of combination vaccines for distribution in Europe. Joint venture vaccine sales were $865.1 million for 2005, $807.0 million for 2004 and $669.0 million for 2003.
     In 1989, Merck formed a joint venture with Johnson & Johnson to develop and market a broad range of nonprescription medicines for U.S. consumers. This 50% owned venture was expanded into Europe in 1993, and into Canada in 1996. In March 2004, Merck sold its 50% equity stake in its European joint venture to Johnson & Johnson for $244.0 million and recorded a $176.8 million gain as Other (income) expense, net (see Note 16). Merck will continue to benefit through royalties on certain products and also regained the rights to potential future products that switch from prescription to over-the-counter status in Europe. Sales of product marketed by the joint venture, including sales of the European joint venture up through March 2004, were $253.3 million for 2005, $315.3 million for 2004 and $445.8 million for 2003.
     Investments in affiliates accounted for using the equity method, including the above joint ventures, totaled $3.0 billion at December 31, 2005 and $2.5 billion at December 31, 2004. These amounts are reported in Other assets. Dividends and distributions received from these affiliates were $1.1 billion in 2005, $587.0 million in 2004 and $553.4 million in 2003.
     Summarized information for those affiliates is as follows:

Years Ended December 31	2005	2004	2003

Sales	$11,804.6	$9,821.1	$9,067.2
Materials and production costs	4,627.4	4,140.9	3,946.1
Other expense, net	3,918.0	3,691.4	3,745.6
Income before taxes	3,259.2	1,988.8	1,375.5

December 31	2005	2004

Current assets	$6,389.0	$5,906.0
Noncurrent assets	1,430.5	1,447.5
Current liabilities	3,420.0	3,401.4
Noncurrent liabilities	160.4	433.1

10. Loans Payable, Long-Term Debt and Other Commitments
Loans payable at December 31, 2005 and 2004 included $1.6 billion and $299.6 million, respectively, of commercial paper borrowings. Commercial paper borrowings at December 31, 2005, include $1.6 billion issued by a foreign subsidiary under a $3.0 billion commercial paper borrowing facility established in October 2005 to provide funding for a portion of the Company’s repatriation in connection with the AJCA (see Note 17). Loans payable at December 31, 2005 and 2004 also included $337.5 million and $345.9 million, respectively, of long-dated notes that are subject to repayment at the option of the holders on an annual basis and $500.0 million of notes with annual interest rate resets and a final maturity in 2011. On an annual basis, these notes will either be repurchased from the holders at the option of the remarketing agent and remarketed, or redeemed by the Company.

Loans payable at December 31, 2005 and 2004, also included $510.1 million of fixed-rate notes due in 2006, and $1.0 billion of fixed rate notes due in 2005, respectively. The weighted average interest rate for all of these borrowings was 4.3% and 3.9% at December 31, 2005 and 2004, respectively.
     Long-term debt at December 31 consisted of:

	2005	2004

6.0% Astra note due 2008	$1,380.0	$1,380.0
4.8% notes due 2015	992.0	—
4.4% notes due 2013	509.8	527.2
6.4% debentures due 2028	499.2	499.2
6.0% debentures due 2028	496.8	496.7
2.5% notes due 2007	343.0	345.9
Variable-rate borrowing due 2009	300.0	300.0
6.3% debentures due 2026	247.6	247.5
5.3% notes due 2006	—	526.8
Other	357.2	368.2

	$5,125.6	$4,691.5

     The Company was a party to interest rate swap contracts which effectively convert the 4.4%, 5.3% and 2.5% fixed-rate notes to floating-rate instruments. (See Note 6.)
     Other (as presented in the table above) at December 31, 2005 and 2004 consisted primarily of $328.6 million of borrowings at variable rates averaging 3.8% and 2.0%, respectively. Of these borrowings, $158.7 million are subject to repayment at the option of the holders beginning in 2011 and $106.0 million are subject to repayment at the option of the holders beginning in 2010. In both years, Other also included foreign borrowings at varying rates up to 13.0%.
     The aggregate maturities of long-term debt for each of the next five years are as follows: 2006, $522.0 million; 2007, $351.7 million; 2008, $1.4 billion; 2009, $306.5 million; 2010, $5.4 million.
     Rental expense under the Company’s operating leases, net of sublease income, was $203.8 million in 2005. The minimum aggregate rental commitments under noncancellable leases are as follows: 2006, $79.8 million; 2007, $55.9 million; 2008, $38.4 million; 2009, $26.0 million; 2010, $19.9 million and thereafter, $46.3 million. The Company has no significant capital leases.
11. Contingencies and Environmental Liabilities
The Company is involved in various claims and legal proceedings of a nature considered normal to its business, including product liability, intellectual property and commercial litigation, as well as additional matters such as antitrust actions. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. For product liability claims, a portion of the overall accrual is actuarially determined and considers such factors as past experience, number of claims reported and estimates of claims incurred but not yet reported. Individually significant contingent losses are accrued when probable and reasonably estimable. Legal defense costs expected to be incurred in connection with a loss contingency are accrued when probable and reasonably estimable.
     The Company’s decision to obtain insurance coverage is dependent on market conditions, including cost and availability, existing at the time such decisions are made. As a result of a number of factors, product liability insurance has become less available while the cost has increased significantly. The Company has evaluated its risks and has determined that the cost of obtaining product liability insurance outweighs the likely benefits of the coverage that is available and as such, has no insurance for certain product liabilities effective August 1, 2004, including liability for products first sold after that date. The Company will continue to evaluate its insurance needs and the costs, availability and benefits of product liability insurance in the future.
Vioxx Litigation
Product Liability Lawsuits
As previously disclosed, federal and state product liability lawsuits involving individual claims, as well as putative class actions, have been filed against the Company with respect to Vioxx. As of December 31, 2005, the Company has been served or is aware that it has been named as a defendant in approximately 9,650 lawsuits, which include approximately 19,100 plaintiff groups, alleging personal injuries resulting from the use of Vioxx. Of these lawsuits, approximately 4,350 lawsuits representing approximately 12,075 plaintiff groups are or are slated to be in the federal MDL (discussed below) and approximately 4,200 lawsuits representing approximately 4,200 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court before Judge Carol E. Higbee. Certain of these lawsuits include allegations regarding gastrointestinal bleeding, cardiovascular events, thrombotic events or kidney damage. The Company has also been named as a defendant in approximately 190 putative class actions alleging personal injuries or seeking (i) medical monitoring as a result of the putative class members’ use of Vioxx, (ii) disgorgement of certain profits under common law unjust enrichment theories, and/or (iii) various remedies under state consumer fraud and fair business practice statutes, including recovering the cost of Vioxx purchased by individuals and third-party payors such as union health plans (all of the actions discussed in this paragraph are collectively referred to as the “Vioxx Product Liability Lawsuits”). The actions filed in the state courts of California, Texas, New Jersey, and Philadelphia, Pennsylvania, respectively, have been transferred to a single judge in each state for coordinated proceedings. In addition, on February 16, 2005, the Judicial Panel on Multidistrict Litigation (the “JPML”) transferred all Vioxx Product Liability Lawsuits pending in federal courts nationwide into one Multidistrict Litigation (“MDL”) for coordinated pre-trial proceedings. The MDL has been transferred to the United States District Court for the Eastern District of Louisiana before District Judge Eldon E. Fallon.
     Judge Fallon has indicated that he intends to try a series of cases during the period November 2005 through 2006, in the following categories: (i) heart attack with short term use; (ii) heart attack with long term use; (iii) stroke; and (iv) cardiovascular injury involving a prescription written after April 2002 when the labeling for Vioxx was revised to include the results of the VIGOR trial.
     In November and December 2005, the case brought by Evelyn Irvin Plunkett, on behalf of her late husband Richard Irvin, Jr., who died from an apparent heart attack, was tried in Houston, Texas. Plaintiff alleged that Mr. Irvin took Vioxx for approximately one month and, thus, the action fell within the category of heart attack with short term use. After deliberating for two and one-half days, the court found that the jury was deadlocked and declared a mistrial. Federal court rules require a unanimous verdict. The retrial of the case commenced on February 6, 2006 in New Orleans, Louisiana. On February 17, the jury returned a verdict in favor of Merck on all counts.
     The next scheduled MDL trial is Diaz vs. Merck, a case in which plaintiffs claim a heart attack with long term use, which is scheduled for May. In addition to the Diaz case and the Garza case discussed below, other Vioxx Product Liability Lawsuits are currently scheduled for trial in 2006.
     As previously disclosed, on August 19, 2005, in a trial in state court in Texas, the jury in Ernst vs. Merck reached a verdict in favor of the plaintiff and purported to award her a total of $253 million in compensatory and punitive damages. Under Texas law, the maximum amount that could be awarded to the plaintiff is capped at approximately $26 million. The Company intends to appeal this verdict after the completion of post-trial proceedings in the trial court. The Company believes that it has strong points to raise on appeal and is hopeful that the appeals process will correct the verdict. Since the Company believes that the potential for an unfavorable outcome is not probable, it has not established a reserve with respect to the verdict.
     On November 3, 2005, in the case of Frederick and Mary Jackson Humeston vs. Merck & Co., Inc., Superior Court of New Jersey, Law Division, Atlantic County, a jury returned a verdict in favor of Merck on all counts. The case was the second Vioxx personal injury case to go to trial. Mr. Humeston, a 60-year old United States Postal employee from Idaho, alleged that he suffered a heart attack in September 2001 as a result of taking Vioxx. He sought compensatory and punitive damages. The jury found, by an 8 to 1 vote, that Merck did not fail to provide an adequate warning to prescribing physicians of an association between Vioxx and an increased risk of serious cardiovascular events prior to Mr. Humeston’s heart attack. The jury also unanimously found that Merck did not violate the New Jersey Consumer Fraud Act in marketing the drug to prescribing physicians.
     The trial of Garza vs. Heart Clinic, Evans, Posada and Merck & Co., Inc., began on January 24, 2006, in the 229th Judicial District Court of Starr County, Texas. The Company believes the evidence in this case will show that Vioxx did not cause the heart attack of Leonel Garza, Sr. Mr. Garza, 71, died of a heart attack on April 21, 2001, following 23 years of cardiovascular disease and a prior heart attack. Approximately one month before his death, the Company maintains that Mr. Garza was given a one-week supply of Vioxx 25 mg samples for pain.

     Merck has entered into a tolling agreement (the “Tolling Agreement”) with the MDL Plaintiffs’ Steering Committee that establishes a procedure to halt the running of the statute of limitations (tolling) as to certain categories of claims allegedly arising from the use of Vioxx by non-New Jersey citizens. The Tolling Agreement applies to individuals who have not filed lawsuits and may or may not eventually file lawsuits and only to those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke. The Tolling Agreement provides counsel additional time to evaluate potential claims. The Tolling Agreement requires any tolled claims to be filed in federal court. As of December 31, 2005, approximately 3,800 claimants had entered into Tolling Agreements.
Other Lawsuits
As previously disclosed, on July 29, 2005, a New Jersey state trial court certified a nationwide class of third-party payors (such as unions and health insurance plans) that paid in whole or in part for the Vioxx used by their plan members or insureds. The named plaintiff in that case seeks recovery of certain Vioxx purchase costs (plus penalties) based on allegations that the purported class members paid more for Vioxx than they would have had they known of the product’s alleged risks. Merck believes that the class was improperly certified. The trial court’s ruling is procedural only; it does not address the merits of plaintiffs’ allegations, which the Company intends to defend vigorously. The New Jersey state Superior Court, Appellate Division, has accepted Merck’s appeal of the class certification order on an expedited basis.
     As previously reported, the Company has also been named as a defendant in separate lawsuits brought by the Attorneys General of Louisiana, Mississippi, and Texas. The Attorney General of Alaska has also recently filed a lawsuit. These actions allege that the Company misrepresented the safety of Vioxx and seek (i) recovery of the cost of Vioxx purchased or reimbursed by the state and its agencies; (ii) reimbursement of all sums paid by the state and its agencies for medical services for the treatment of persons injured by Vioxx; (iii) damages under various common law theories; and/or (iv) remedies under various state statutory theories, including state consumer fraud and/or fair business practices or Medicaid fraud statutes, including civil penalties.
Shareholder Lawsuits
As previously disclosed, in addition to the Vioxx Product Liability Lawsuits, the Company, along with various current and former officers and directors of the Company, are defendants in a number of putative class actions and individual lawsuits filed in (or removed to) federal court by shareholders under the federal securities laws (the “Vioxx Securities Lawsuits”), all of which have been transferred by the JPML, along with related lawsuits discussed below, to the United States District Court for the District of New Jersey before District Judge Stanley R. Chesler for inclusion in a nationwide MDL for coordinated pretrial proceedings (the “Shareholder MDL”). Judge Chesler has consolidated the Vioxx Securities Lawsuits for all purposes. On June 9, 2005, plaintiffs in the Vioxx Securities Lawsuits filed a Fourth Consolidated and Amended Class Action Complaint superseding prior complaints in the various cases (the “Complaint”). Plaintiffs request certification of a class of purchasers of Company stock between May 21, 1999 and October 29, 2004. The Complaint alleges that the defendants made false and misleading statements regarding Vioxx in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and seeks unspecified compensatory damages and the costs of suit, including attorneys’ fees. The Complaint also asserts a claim under Section 20A of the Securities and Exchange Act against certain defendants relating to their sales of Merck stock. In addition, the Complaint includes allegations under Sections 11, 12 and 15 of the Securities Act of 1933 that certain defendants made incomplete and misleading statements in a registration statement and certain prospectuses filed in connection with the Merck Stock Investment Plan, a dividend reinvestment plan. Defendants have filed a motion to dismiss the Complaint, which is pending.
     As previously disclosed, on August 15, 2005, a complaint was filed in Oregon state court by the State of Oregon through the Oregon state treasurer on behalf of the Oregon Public Employee Retirement Fund against the Company and certain current and former officers and directors. The complaint, which was brought under Oregon securities law, alleges that plaintiff has suffered damages in connection with its purchases of Merck common stock at artificially inflated prices due to the Company’s alleged violations of law related to disclosures about Vioxx. The Company removed this lawsuit to the U.S. District Court for the District of Oregon, however, plaintiff moved to remand the case to state court, which motion was granted.
     As previously disclosed, a number of shareholder derivative actions have been filed in federal court and in New Jersey Superior Court naming the Company as a nominal defendant and certain members of the Board (past and present), together with certain executive officers, as defendants. The complaints arise out of substantially the same factual allegations that are made in the Vioxx Securities Lawsuits. The derivative suits, which are purportedly brought to assert rights of the Company, assert claims against the Board members and officers for breach of fiduciary duty, waste of corporate assets, unjust enrichment, abuse of control and gross mismanagement. All of the actions discussed in this paragraph are collectively referred to as the “Vioxx Derivative Lawsuits”. The JPML has transferred the Vioxx Derivative Lawsuits pending in federal court to the Shareholder MDL. Judge Chesler has consolidated the Vioxx Derivative Lawsuits for all purposes. On June 20, 2005, the federal derivative plaintiffs filed a Verified Consolidated Shareholders’ Derivative Complaint superseding prior complaints in the various cases. Defendants have filed a motion to dismiss this complaint, which is pending. In addition, the Vioxx Derivative Lawsuits pending in New Jersey Superior

Court were consolidated and transferred to Judge Higbee in Atlantic County, and on April 29, 2005, state plaintiffs filed a superseding Verified Consolidated Amended Shareholder Derivative Complaint. On January 19, 2006, these two shareholder derivative cases were dismissed without prejudice. The cases were dismissed when the Court granted defendants’ motion to stay the cases. The Court’s order permits plaintiffs to re-file their complaints once the consolidated federal shareholder derivative case has been resolved.
     As previously disclosed, on October 29, 2004, two individual shareholders made a demand on the Board to take legal action against Mr. Raymond Gilmartin, former Chairman, President and Chief Executive Officer and other individuals for allegedly causing damage to the Company with respect to the allegedly improper marketing of Vioxx. In response to that demand letter, the Board of Directors determined at its November 23, 2004 meeting that the Board would take the shareholders’ request under consideration and it remains under consideration.
     In addition, as previously disclosed, a number of putative class actions have been filed against the Company and certain current and former officers and directors of the Company in federal court (the “Vioxx ERISA Lawsuits” and, together with the Vioxx Securities Lawsuits and the Vioxx Derivative Lawsuits, the “Vioxx Shareholder Lawsuits”) on behalf of certain of the Company’s current and former employees who are participants in certain of the Company’s retirement plans asserting claims under the Employee Retirement Income Security Act (“ERISA”). The lawsuits make similar allegations to the allegations contained in the Vioxx Securities Lawsuits and claim that the defendants breached their duties as plan fiduciaries.
     The JPML has transferred all Vioxx ERISA Lawsuits to the Shareholder MDL. Judge Chesler has consolidated the Vioxx ERISA Lawsuits for all purposes. A consolidated and amended complaint was filed in the Vioxx ERISA Lawsuits on August 2, 2005. Defendants have filed a motion to dismiss this complaint, which is pending.
International Lawsuits
As previously disclosed, in addition to the lawsuits discussed above, the Company has been named as a defendant in litigation relating to Vioxx in various countries (collectively, the “Vioxx Foreign Lawsuits”) in Europe, Canada, Brazil, Australia, Turkey, and Israel.
Additional Lawsuits
Based on media reports and other sources, the Company anticipates that additional Vioxx Product Liability Lawsuits, Vioxx Shareholder Lawsuits and Vioxx Foreign Lawsuits (collectively, the “Vioxx Lawsuits”) will be filed against it and/or certain of its current and former officers and directors in the future.
Insurance
As previously disclosed, the Company has product liability insurance for claims brought in the Vioxx Product Liability Lawsuits with stated upper limits of approximately $630 million after deductibles and co-insurance. This insurance provides coverage for legal defense costs and potential damage amounts that have been or will be incurred in connection with the Vioxx Product Liability Lawsuits. The Company believes that this insurance coverage extends to additional Vioxx Product Liability Lawsuits that may be filed in the future. The Company has Directors and Officers insurance coverage applicable to the Vioxx Securities Lawsuits and Vioxx Derivative Lawsuits with stated upper limits of approximately $190 million. The Company has fiduciary and other insurance for the Vioxx ERISA Lawsuits with stated upper limits of approximately $275 million. Additional insurance coverage for these claims may also be available under upper-level excess policies that provide coverage for a variety of risks. There are disputes with certain insurers about the availability of some or all of this insurance coverage and there are likely to be additional disputes. At this time, the Company believes that its insurance coverage with respect to the Vioxx Lawsuits will not be adequate to cover its defense costs and any losses.
     As previously disclosed, the Company’s upper-level excess insurers (which provide excess insurance potentially applicable to all of the Vioxx Lawsuits) have commenced an arbitration seeking, among other things, to cancel those policies, to void all of their obligations under those policies and to raise other coverage issues with respect to the Vioxx Lawsuits. A second arbitration against one of the Company’s upper level excess insurers has also been commenced. Merck intends to contest vigorously the insurers’ claims and will attempt to enforce its rights under applicable insurance policies. The amounts actually recovered under the policies discussed in this section may be less than the amounts specified in the preceding paragraph.
Investigations
As previously disclosed, in November 2004, the Company was advised by the staff of the SEC that it was commencing an informal inquiry concerning Vioxx. On January 28, 2005, the Company announced that it received notice that the SEC issued a formal notice of investigation. Also, the Company received a subpoena from the U.S. Department of Justice (the “DOJ”) requesting information related to the Company’s research, marketing and selling activities with respect to Vioxx in a federal health care investigation under criminal statutes. There are also ongoing investigations by certain Congressional committees. As previously disclosed, the Company’s U.K. subsidiary has been notified by the Medicines and Healthcare Products Regulatory Agency in the United Kingdom (the “MHRA”) of an investigation by the MHRA of compliance by the Company with European Union (“EU”) adverse experience reporting requirements in connection with Vioxx. In addition, as previously disclosed, investigations are being conducted by local authorities in certain cities in Europe in order to determine whether any criminal charges should be brought concerning Vioxx. The Company is cooperating with these governmental entities in their respective investigations (the “Vioxx Investigations”). The Company cannot predict the outcome of these inquiries; however, they could result in potential civil and/or criminal dispositions.
     As previously disclosed, the Company has received a Civil Investigative Demand from a group of Attorneys General from 31 states and the District of Columbia who are investigating whether the Company violated state consumer protection laws when marketing Vioxx. The Company is cooperating with the Attorneys General in responding to the Civil Investigative Demand.
Reserves
The Company currently anticipates that a number of Vioxx Product Liability Lawsuits will be tried in 2006. The Company cannot predict the timing of any trials with respect to the Vioxx Shareholder Lawsuits. The Company believes that it has meritorious defenses to the Vioxx Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek indeterminate damages, the Company is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the Vioxx Lawsuits. The Company has not established any reserves for any potential liability relating to the Vioxx Lawsuits or the Vioxx Investigations (collectively the “Vioxx Litigation”).
     Legal defense costs expected to be incurred in connection with a loss contingency are accrued when probable and reasonably estimable. As of December 31, 2004, the Company had established a reserve of $675 million solely for its future legal defense costs related to the Vioxx Litigation. During 2005, the Company spent $285 million in the aggregate in legal defense costs worldwide related to (i) the Vioxx Product Liability Lawsuits, (ii) the Vioxx Shareholder Lawsuits, (iii) the Vioxx Foreign Lawsuits, and (iv) the Vioxx Investigations (collectively, the “Vioxx Litigation”). In the fourth quarter, the Company recorded a charge of $295 million to increase the reserve solely for its future legal defense costs related to the Vioxx Litigation to $685 million at December 31, 2005. This reserve is based on certain assumptions and is the best estimate of the amount that the Company believes, at this time, it can reasonably estimate will be spent through 2007. Some of the significant factors considered in the establishment and ongoing review of the reserve for the Vioxx legal defense costs were as follows: the actual costs incurred by the Company up to that time; the development of the Company’s legal defense strategy and structure in light of the scope of the Vioxx Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the anticipated timing, progression, and related costs of pre-trial activities and trials in the Vioxx Product Liability Lawsuits. Events such as scheduled trials, that are expected to occur throughout 2006 and into 2007, and the inherent inability to predict the ultimate outcomes of such trials, limit the Company’s ability to reasonably estimate its legal costs beyond the end of 2007. The Company will continue to monitor its legal defense costs and review the adequacy of the associated reserves. Unfavorable outcomes in the Vioxx Litigation could have a material adverse effect on the Company’s financial position, liquidity and results of operations.
Commercial Litigation
Beginning in 1993, the Company was named in a number of antitrust suits, certain of which were certified as class actions, instituted by most of the nation’s retail pharmacies and consumers in several states. The Company settled the federal class action, which represented the single largest group of claims and has settled substantially all of the remaining cases on satisfactory terms. The few remaining cases have been inactive for several years. The Company has not engaged in any conspiracy and no admission of wrongdoing was made or included in any settlement agreements.
     As previously disclosed, the Company was joined in ongoing litigation alleging manipulation by pharmaceutical manufacturers of Average Wholesale Prices (“AWP”), which are sometimes used in calculations that determine public and private sector reimbursement levels. In 2002, the JPML ordered the transfer and consolidation of all pending federal AWP cases to federal court in Boston, Massachusetts. Plaintiffs filed one consolidated class action complaint, which aggregated the claims previously filed in various federal district court actions and also expanded the number of manufacturers to include some which, like the Company, had not been defendants in any prior pending case. In May 2003, the court granted the Company’s motion to dismiss the consolidated class action and dismissed the Company from the class action case. Subsequent to the Company’s dismissal, the plaintiffs filed an amended consolidated class action complaint, which did not name the Company as a defendant. The Company and many other pharmaceutical manufacturers are defendants in similar complaints pending in federal and state court brought individually by a number of counties in the State of New York. The Company and the other defendants are awaiting the final ruling on their motion to dismiss in the Suffolk County case, which was the first of the New York county cases to be filed. In addition, as of December 31, 2005, the Company was a defendant in state cases brought by the Attorneys General of Kentucky, Illinois, Alabama, Wisconsin, Mississippi, and Arizona, all of which are being vigorously defended. The Company has also received a letter inquiry from the Attorney General of Idaho.
     As previously disclosed, the Company has been named as a defendant in antitrust cases in federal court in Minnesota and in state court in California, each alleging an unlawful conspiracy among different sets of pharmaceutical manufacturers to protect high prices in the United States by impeding importation into the United States of lower-priced pharmaceuticals from Canada. The court dismissed the federal claims in the Minnesota case with prejudice and the plaintiffs have filed a Notice of Appeal. The state claims in that action were dismissed without prejudice.
     As previously disclosed, a suit in federal court in Alabama by two providers of health services to needy patients alleges that 15 pharmaceutical companies overcharged the plaintiffs and a class of those similarly situated, for pharmaceuticals purchased by the plaintiffs under the program established by Section 340B of the Public Health Service Act. The Company and the other defendants filed a motion to dismiss the complaint on numerous grounds which was recently denied by the court.
     As previously disclosed, in January 2003, the DOJ notified the federal court in New Orleans, Louisiana that it was not going to intervene at that time in a pending Federal False Claims Act case that was filed under seal in December 1999 against the Company. The court issued an order unsealing the complaint, which was filed by a physician in Louisiana, and ordered that the complaint be served. The complaint, which alleged that the Company’s discounting of Pepcid in certain Louisiana hospitals led to increases in costs to Medicaid, was dismissed. An amended complaint was filed under seal and the case has been administratively closed by the Court until the seal is lifted. The State of Louisiana has filed its own amended complaint, incorporating the allegations contained in the sealed amended complaint. The allegations contained in the sealed amended complaint are unknown.
     In April 2005, the Company was named in a qui tam lawsuit under the Nevada False Claims Act. The suit, in which the Nevada Attorney General has intervened, alleges that the Company inappropriately offered nominal pricing and other marketing and pricing inducements to certain customers and also failed to comply with its obligations under the Medicaid Best Price scheme related to such arrangements. The Company is vigorously defending against this lawsuit.
Governmental Proceedings
As previously disclosed, the Company has received a subpoena from the DOJ in connection with its investigation of the Company’s marketing and selling activities, including nominal pricing programs and samples. The Company has also reported that it has received a Civil Investigative Demand (“CID”) from the Attorney General of Texas regarding the Company’s marketing and selling activities relating to Texas. As previously disclosed, the Company received another CID from the Attorney General of Texas asking for additional information regarding the Company’s marketing and selling activities related to Texas, including with respect to certain of its nominal pricing programs and samples. In April 2004, the Company received a subpoena from the office of the Inspector General for the District of Columbia in connection with an investigation of the Company’s interactions with physicians in the District of Columbia, Maryland, and Virginia. In November 2004, the Company received a letter request from the DOJ in connection with its investigation of the Company’s pricing of Pepcid. In September 2005, the Company received a subpoena from the Illinois Attorney General. The subpoena seeks information related to repackaging of prescription drugs.
     As previously disclosed, the Company has received a letter from the DOJ advising it of the existence of a qui tam complaint alleging that the Company violated certain rules related to its calculations of best price and other federal pricing benchmark calculations, certain of which may affect the Company’s Medicaid rebate obligation.

     The Company is cooperating with all of these investigations. The Company cannot predict the outcome of these investigations; however, it is possible that unfavorable outcomes could have a material adverse effect on the Company’s financial position, liquidity and results of operations. In addition, from time to time, other federal, state or foreign regulators or authorities may seek information about practices in the pharmaceutical industry or the Company’s business practices in inquiries other than the investigations discussed in this section. It is not feasible to predict the outcome of any such inquiries.
     On February 23, 2004, the Italian Antitrust Authorities adopted a measure commencing a formal investigation of Merck Sharp & Dohme (Italia) S.p.A. (“MSD Italy”) and the Company under Article 14 of the Italian Competition Law and Article 82 EC to ascertain whether the Company and MSD Italy committed an abuse of a dominant position by virtue of the Company’s refusal to grant to ACS Dobfar S.p.A. (“Dobfar”), an Italian company, a voluntary license, pursuant to domestic legislation passed in 2002, to permit Dobfar to manufacture Tienam (imipenem and cilastatin) in Italy for sale outside Italy, in countries where patent protection under the applicable domestic rules has expired or never existed. The Company has a Supplementary Protection Certificate (“SPC”) which provides the Company certain rights with respect to the manufacture and sale of Tienam in Italy which expires in January 2006. A hearing before the Italian Antitrust Authorities was held on May 2, 2005. On June 17, 2005, the Italian Antitrust Authority (“ICA”) issued an order imposing interim measures requiring the Company to grant a license to manufacture Tienam in Italy. Pursuant to the ICA’s order, the license granted to Dobfar will be limited to the right to only manufacture and build supply stock of Tienam and will not allow Dobfar to export Tienam outside of Italy or to sell their Tienam product within Italy prior to the expiry of the SPC. On November 16, 2005, the Italian Administrative court denied the Company’s appeal of the ICA’s order. Proceedings before the ICA are ongoing.
Vaccine Litigation
As previously disclosed, the Company is a party in claims brought under the Consumer Protection Act of 1987 in the United Kingdom, which allege that certain children suffer from a variety of conditions as a result of being vaccinated with various bivalent vaccines for measles and rubella and/or trivalent vaccines for measles, mumps and rubella, including the Company’s M-M-R II. The conditions include autism, with or without inflammatory bowel disease, epilepsy, encephalitis, encephalopathy, Guillain-Barre syndrome and transverse myelitis. There are now 26 claimants proceeding or, to the Company’s knowledge, intending to proceed against the Company. The Company will vigorously defend against these lawsuits.
     As previously disclosed, the Company is also a party to individual and class action product liability lawsuits and claims in the United States involving pediatric vaccines (e.g., hepatitis B vaccine) that contained thimerosal, a preservative used in vaccines. Merck has not distributed thimerosal-containing pediatric vaccines in the United States since the fall of 2001. As of December 31, 2005, there were approximately 275 active thimerosal related lawsuits with approximately 775 plaintiffs. Other defendants include other vaccine manufacturers who produced pediatric vaccines containing thimerosal as well as manufacturers of thimerosal. In these actions, the plaintiffs allege, among other things, that they have suffered neurological injuries as a result of exposure to thimerosal from pediatric vaccines. Two state court cases and two Federal District Court cases were scheduled for trial in 2005. All of these cases have been dismissed. One case set for trial in 2006 was also dismissed. Certain of the dismissals have been appealed. The Company will vigorously defend against these lawsuits; however, it is possible that unfavorable outcomes could have a material adverse effect on the Company’s financial position, liquidity and results of operations.
     The Company has been successful in having cases of this type either dismissed or stayed on the ground that the action is prohibited under the National Childhood Vaccine Injury Act (the “Vaccine Act”). The Vaccine Act prohibits any person from filing or maintaining a civil action (in state or federal court) seeking damages against a vaccine manufacturer for vaccine-related injuries unless a petition is first filed in the United States Court of Federal Claims (hereinafter the “Vaccine Court”). Under the Vaccine Act, before filing a civil action against a vaccine manufacturer, the petitioner must either (a) pursue his or her petition to conclusion in Vaccine Court and then timely file an election to proceed with a civil action in lieu of accepting the Vaccine Court’s adjudication of the petition or (b) timely exercise a right to withdraw the petition prior to Vaccine Court adjudication in accordance with certain statutorily prescribed time periods. The Company is aware that there are numerous cases pending in Vaccine Court involving allegations that thimerosal-containing vaccines and/or the M-M-R II vaccine cause autism spectrum disorders. All of the cases referred to in the preceding paragraph as having been dismissed have been brought by plaintiffs who claim to have made a timely withdrawal of their Vaccine Court petition. The Company is not a party to the Vaccine Court proceedings because the petitions are brought against the Department of Health and Human Services.
Patent Litigation
From time to time, generic manufacturers of pharmaceutical products file Abbreviated New Drug Applications (“ANDAs”) with the FDA seeking to market generic forms of the Company’s products prior to the expiration of relevant patents owned by the Company. Generic pharmaceutical manufacturers have submitted ANDAs to the FDA seeking to market in the United States a generic form of Fosamax, Prilosec, Propecia, Trusopt and Cosopt prior to the expiration of the Company’s (and AstraZeneca’s in the case of Prilosec and Nexium) patents concerning these products. The generic companies’ ANDAs generally include allegations of non-infringement, invalidity and unenforceability of the patents. Generic manufacturers have received FDA approval to market a generic form of Prilosec. The Company has filed patent infringement suits in federal court against companies filing ANDAs for generic alendronate (Fosamax), finasteride (Proscar/Propecia), dorzolamide (Trusopt) and dorzolamide/timolol (Cosopt) and AstraZeneca and the Company have filed patent infringement suits in federal court against companies filing ANDAs for generic omeprazole and esomeprazole. Similar patent challenges exist in certain foreign jurisdictions. The Company intends to vigorously defend its patents, which it believes are valid, against infringement by generic companies attempting to market products prior to the expiration dates of such patents. As with any litigation, there can be no assurance of the outcomes, which, if adverse, could result in significantly shortened periods of exclusivity for these products.
     As previously disclosed, on January 28, 2005, the U.S. Court of Appeals for the Federal Circuit in Washington, D.C. found the Company’s patent claims for once-weekly administration of Fosamax to be invalid. The Company exhausted all options to appeal this decision in 2005. Based on the Court of Appeals’ decision, Fosamax will lose its market exclusivity in the United States in February 2008 and the Company expects a significant decline in U.S. Fosamax sales after that time.
     In May 2005, the Federal Court of Canada Trial Division issued a decision refusing to bar the approval of generic alendronate on the ground that Merck’s patent for weekly alendronate was likely invalid. This decision cannot be appealed and generic alendronate was launched in Canada in June 2005. In

July 2005, Merck was sued in the Federal Court of Canada by Apotex seeking damages for lost sales of generic weekly alendronate due to the patent proceeding.
     In January 2003, the High Court of Justice for England and Wales held that patents of the Company protecting the alendronate daily and weekly products were invalid in the United Kingdom. On November 6, 2003, the Court of Appeals of England and Wales affirmed the ruling by the High Court of Justice for England and Wales.
     European countries permit companies seeking approval of a generic product to reference data of the innovative product in certain circumstances under data exclusivity regulations. The High Court of Justice has affirmed the decision of the UK regulatory authority that its data for weekly alendronate may be referenced by companies seeking approval of generic weekly alendronate products. The Company has filed for leave to appeal a judgment of a Swedish Administration Court affirming a grant by the Swedish regulatory authority of approval of generic weekly alendronate products which referenced the Company’s data on weekly alendronate for their approval. The Company has filed similar cases in other countries.
     As previously announced by the Company, on July 20, 2004, the Opposition Division of the European Patent Office rendered an oral decision to revoke the Company’s patent in Europe that covers the once-weekly administration of alendronate. On August 19, 2004, the written opinion was issued confirming the oral decision revoking the Company’s patent. On September 16, 2004, the Company filed an appeal of this decision. A decision on this appeal is expected in 2006. The Company is defending the alendronate weekly product in other major European markets based on other patents.
     On October 5, 2004, in an action in Australia challenging the validity of the Company’s Australian patent for the once-weekly administration of alendronate, the patent was found to be invalid. The Company has appealed the decision.
     In addition, as previously disclosed, in Japan a proceeding has been filed challenging the validity of the Company’s Japanese patent for the once-weekly administration of alendronate.
     On January 18, 2006, the Company sued Hi-Tech Pharmacal Co., Inc. (“Hi-Tech”) of Amityville, New York for patent infringement in response to Hi-Tech’s application to the FDA seeking approval of a generic version of Merck’s ophthalmic drugs Trusopt and Cosopt, which are used for treating elevated intraocular pressure in people with ocular hypertension or glaucoma. In the lawsuit, Merck sued to enforce a patent covering an active ingredient dorzolamide, which is present in both Trusopt and Cosopt. Merck has elected not to enforce two U.S. patents listed with the FDA which cover the combination of dorzolamide and timolol, the two active ingredients in Cosopt. This lawsuit will automatically stay FDA approval of Hi-Tech’s ANDAs for 30 months or until an adverse court decision, whichever may occur earlier. The patent covering dorzolamide provides exclusivity for Trusopt and Cosopt until October 2008 (including six months of pediatric exclusivity). After such time, the Company expects sales of these products to decline.
     In the case of omeprazole, the trial court in the United States rendered an opinion in October 2002 upholding the validity of the Company’s and AstraZeneca’s patents covering the stabilized formulation of omeprazole and ruling that one defendant’s omeprazole product did not infringe those patents. The other three defendants’ products were found to infringe the formulation patents. In December 2003, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the trial court. With respect to the Company’s patent infringement claims against certain other generic manufacturers’ omeprazole products, trial is scheduled for March 2006.
     The Company and AstraZeneca received notice in October 2005 that Ranbaxy Laboratories Limited (“Ranbaxy”) has filed an ANDA for esomeprazole magnesium. The ANDA contains Paragraph IV challenges to patents on Nexium. On November 21, 2005, the Company and AstraZeneca sued Ranbaxy in the United States District Court in New Jersey. Accordingly, FDA approval of Ranbaxy’s ANDA is stayed for 30 months until April 2008 or until an adverse court decision, if any, whichever may occur earlier.
     In the case of finasteride, an ANDA has been filed seeking approval of a generic version of Propecia and alleging invalidity of the Company’s patents. The Company filed a patent infringement lawsuit in the District Court of Delaware in September 2004. A trial is scheduled for June 2006.
     In Europe, the Company is aware of various companies seeking registration for generic losartan (the active ingredient for Cozaar). The Company has patent rights to losartan via license from E.I. duPont de Nemours and Company (duPont). The Company and duPont have filed patent infringement proceedings against various companies in Portugal.
Other Litigation
On July 27, 2005, Merck was served with a further shareholder derivative suit filed in the New Jersey Superior Court for Hunterdon County against the Company and certain current and former officers and directors. This lawsuit seeks to recover or cancel compensation awarded to the Company’s executive officers in 2004, and asserts claims for breach of fiduciary duty, waste and unjust enrichment.
     In November 2005, an individual shareholder delivered a letter to the Board alleging that the Company had sustained damages through the Company’s adoption of its Change in Control Separation Benefits Plan (the “CIC Plan”) in November 2004. The shareholder made a demand on the Board to take legal action against the Board’s current or former members for allegedly causing damage to the Company with respect to the adoption of the CIC Plan. In response to that demand letter, the independent members of the Board determined at the November 22, 2005 Board meeting that the Board would take the shareholder’s request under consideration and it remains under consideration.
     As previously disclosed, on July 6, 2004, the United States District Court for the District of New Jersey granted a motion by the Company, Medco Health Solutions, Inc. (“Medco Health”) and certain officers and directors to dismiss a purported class action complaint involving claims related to the Company’s revenue recognition practice for retail co-payments paid by individuals to whom Medco Health provides pharmaceutical benefits as well as other allegations. The complaint was dismissed with prejudice. On August 20, 2004, the same court granted the Company’s motion to dismiss with prejudice a related shareholder derivative action. Plaintiffs in both actions appealed the decisions. On December 15, 2005, the U.S. Court of Appeals for the Third Circuit upheld the District Court’s decision dismissing the class action complaint. In a separate decision issued the same day, the Court of Appeals upheld most of the District Court’s decision dismissing the shareholder derivative suit, and sent the issue of whether the Company’s Board of Directors properly refused the shareholder demand relating to the Company’s treatment of retail co-payments back to the District Court for reconsideration under a different legal standard.
     As previously disclosed, prior to the spin-off of Medco Health, the Company and Medco Health agreed to settle, on a class action basis, a series of lawsuits asserting violations of ERISA (the “Gruer Cases”). The Company, Medco Health and certain plaintiffs’ counsel filed the settlement agreement with the federal district court in New York, where cases commenced by a number of plaintiffs, including participants in a number of pharmaceutical benefit plans for which Medco Health is the pharmacy benefit manager, as well as trustees of such plans, have been consolidated. Medco Health and the Company agreed to the proposed settlement in order to avoid the significant cost and distraction of prolonged litigation. The proposed class settlement has been agreed to by plaintiffs in five of the cases filed against Medco Health and the Company. Under the proposed settlement, the Company and Medco Health have agreed to pay a total of $42.5 million, and Medco Health has agreed to modify certain business practices or to continue certain specified business practices for a period of five years. The financial compensation is intended to benefit members of the settlement class, which includes ERISA plans for which Medco Health administered a pharmacy benefit at any time since December 17, 1994. The district court held hearings to hear objections to the fairness of the proposed settlement and approved the settlement in 2004, but has not yet determined the number of class member plans that have properly elected not to participate in the settlement. The settlement becomes final only if and when all appeals have been resolved. Certain class member plans have indicated that they will not participate in the settlement. Cases initiated by three such plans and two individuals remain pending in the Southern District of New York. Plaintiffs in these cases have asserted claims based on ERISA as well as other federal and state laws that are the same as or similar to the claims that had been asserted by settling class members in the Gruer Cases. The Company and Medco Health are named as defendants in these cases.
     Three notices of appeal were filed and the appellate court heard oral argument in May 2005. On December 8, 2005, the appellate court issued a decision vacating the district court’s judgment and remanding the cases to the district court to allow the district court to resolve certain jurisdictional issues. The district court has scheduled a hearing for February 24, 2006 to address such issues.
     After the spin-off of Medco Health, Medco Health assumed substantially all of the liability exposure for the matters discussed in the foregoing two paragraphs. These cases are being defended by Medco Health.
     There are various other legal proceedings, principally product liability and intellectual property suits involving the Company, which are pending. While it is not feasible to predict the outcome of such proceedings or the proceedings discussed in this Note, in the opinion of the Company, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability that would have a material adverse effect on the financial position, liquidity or results of operations of the Company, other than proceedings for which a separate assessment is provided in this Note.
Environmental Matters
The Company is a party to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund. When a legitimate claim for contribution is asserted, a liability is initially accrued based upon the estimated transaction costs to manage the site. Accruals are adjusted as feasibility studies and related cost assessments of remedial techniques are completed, and as the extent to which other potentially responsible parties (PRPs) who may be jointly and severally liable can be expected to contribute is determined.
     The Company is also remediating environmental contamination resulting from past industrial activity at certain of its sites and takes an active role in identifying and providing for these costs. A worldwide survey was initially performed to assess all sites for potential contamination resulting from past industrial activities. Where assessment indicated that physical investigation was warranted, such investigation was performed, providing a better evaluation of the need for remedial action. Where such need was identified, remedial action was then initiated. Estimates of the extent of contamination at each site were initially made at the pre-investigation stage and liabilities for the potential cost of remediation were accrued at that time. As more definitive information became available during the course of investigations and/or remedial efforts at each site, estimates were refined and accruals were adjusted accordingly. These estimates and related accruals continue to be refined annually.
     As previously disclosed, in December 2003, the Virginia Department of Environmental Quality (“VADEQ”) issued a Notice of Violation of the Company’s Elkton, Virginia, facility for air permit limit exceedances reported by the facility as a result of performance testing of a process train. In 2005, the Company settled this matter with VADEQ by agreeing (i) to make $3.1 million in capital improvements at the site, (ii) to pay VADEQ a $200,000 fine, and (iii) to perform a Supplemental Environmental Project for $300,000.
     On December 21, 2005, the Company settled claims brought by the New Jersey Department of Environmental Protection for alleged damages to natural resources at four New Jersey Merck remediation sites. In the settlement, the Company agreed to pay $2.38 million dollars, donate 10 acres of land adjacent to the Rahway River and fund a $30,000 restoration project in the Passaic River watershed for groundwater contamination found at the Company’s sites.
     In management’s opinion, the liabilities for all environmental matters that are probable and reasonably estimable have been accrued and totaled $100.4 million and $127.5 million at December 31, 2005 and 2004, respectively. These liabilities are undiscounted, do not consider potential recoveries from insurers or other parties and will be paid out over the periods of remediation for the applicable sites, which are expected to occur primarily over the next 15 years. Although it is not possible to predict with certainty the outcome of these matters, or the ultimate costs of remediation, management does not believe that any reasonably possible expenditures that may be incurred in excess of the liabilities accrued should exceed $88.0 million in the aggregate. Management also does not believe that these expenditures should result in a material adverse effect on the Company’s financial position, results of operations, liquidity or capital resources for any year.
12. Preferred Stock of Subsidiary Companies
In December 2004, the Company redeemed variable-rate preferred units of a subsidiary at $1.5 billion of par value plus accrued dividends. Because these preferred securities were held at the subsidiary level, they were previously included in Minority interests in the consolidated financial statements for 2003.
     In connection with the 1998 restructuring of AMI (see Note 9), the Company assumed a $2.4 billion par value preferred stock obligation with a dividend rate of 5% per annum, which is carried by KBI and included in Minority interests. While a small portion of the preferred stock carried by KBI is convertible into KBI common shares, none of the preferred securities are convertible into the Company’s common shares and, therefore, they are not included as common shares issuable for purposes of computing Earnings per common share assuming dilution (see Note 18).
13. Stockholders’ Equity
Other paid-in capital increased by $30.2 million in 2005, decreased by $86.8 million in 2004, and increased by $12.9 million in 2003. The changes primarily reflect the impact of shares issued upon exercise of stock options and related income tax benefits, as well as the issuance of restricted shares.
     A summary of treasury stock transactions (shares in millions) is as follows:

	2005		2004		2003
	Shares	Cost	Shares	Cost	Shares	Cost

Balance, Jan. 1	767.6	$26,191.8	754.5	$25,617.5	731.2	$24,109.1
Purchases	33.2	1,015.3	24.9	974.6	39.0	2,034.1
Issuances(1)	(6.5)	(222.7)	(11.8)	(400.3)	(15.7)	(525.7)

Balance, Dec. 31	794.3	$26,984.4	767.6	$26,191.8	754.5	$25,617.5

(1)	Issued primarily under stock option plans.

     At December 31, 2005 and 2004, 10 million shares of preferred stock, without par value, were authorized; none were issued.
14. Stock-Based Compensation Plans
The Company has stock-based compensation plans under which employees, non-employee directors and employees of certain of the Company’s equity method investees may be granted options to purchase shares of Company common stock at the fair market value at the time of the grant. These plans were approved by the Company’s shareholders. Option grants beginning in 2002 generally vest ratably over three years, while grants prior to 2002 generally vest after five years. The options expire ten years from the date of grant, subject to terms applicable to such awards.
     In 2004, the Company made certain changes to its stock-based compensation plans and began granting performance share units (PSUs) and restricted stock units (RSUs), in addition to stock options, to certain management level employees. The financial value of individual stock-based incentive grants under this approach was designed to be equivalent to the prior approach, only the mix of stock-based compensation awards changed. Both PSU and RSU payouts will be in shares of Company stock after the end of a three-year period, subject to terms applicable to such awards. Additionally, PSU payouts will be contingent on the Company’s performance against a pre-set objective or set of objectives. The Company granted .5 million PSUs in both 2005 and 2004, with weighted-average grant date fair values of $31.96 and $48.23, respectively. The Company granted 2.5 million RSUs in both 2005 and 2004 with weighted-average grant date fair values of $31.17 and $41.09 in 2005 and 2004, respectively. Forfeitures and vestings were not significant in either period.
     In 2003, in connection with the Medco Health spin-off, the number and exercise prices of outstanding options were proportionately adjusted to maintain the option holders’ positions before and after the spin-off. As a result of the adjustment, the number of outstanding options increased by 12.6 million and the average exercise price decreased by approximately $3.22. In addition, certain stock options granted to Medco Health employees in 2003 and 2002 were converted to Medco Health options with terms and amounts that maintained the option holders’ positions.
     Summarized information relative to the Company’s stock option plans (options in thousands) is as follows:

	Number	Average
	of Options	Price (1)

Outstanding at December 31, 2002	218,109.3	$58.80
Granted	32,595.7	52.74
Exercised	(15,482.2)	25.07
Forfeited or converted(2)	(11,970.7)	63.18
Medco Health spin-off adjustment	12,626.2	(3.22)

Outstanding at December 31, 2003	235,878.3	56.80
Granted	31,377.9	45.58
Exercised	(11,668.0)	20.60
Forfeited	(10,824.1)	59.78

Outstanding at December 31, 2004	244,764.1	56.96
Granted	29,870.2	31.67
Exercised	(6,379.4)	21.40
Forfeited	(18,166.9)	61.43

Outstanding at December 31, 2005	250,088.0	$54.52

(1)	Weighted average exercise price.

(2)	Includes 4.8 million options that were converted to Medco Health options.
     The number of options and average price of options exercisable at December 31, 2005, 2004 and 2003 were 165.0 million options at $56.71, 129.1 million options at $55.83 and 101.4 million options at $47.47, respectively. At December 31, 2005 and 2004, 82.3 million shares and 99.9 million shares, respectively, were available for future grants under the terms of the Company’s stock-based compensation plans.
     Summarized information about stock options outstanding and exercisable at December 31, 2005 (options in thousands) is as follows:

Exercise	Outstanding			Exercisable
Price	Number	Average	Average	Number	Average
Range	of Options	Life (1)	Price (2)	of Options	Price (2)

Under $25	2,069.3	2.66	$12.29	2,069.3	$12.29
$25 to 40	43,407.0	6.99	31.29	11,919.9	30.88
$40 to 50	74,048.0	5.97	48.32	46,967.8	48.07
$50 to 65	79,078.9	4.39	60.14	76,509.0	60.16
$65 to 80	50,666.0	4.19	75.91	26,788.9	76.09
Over $80	818.8	3.68	86.03	763.3	86.10

	250,088.0			165,018.2

(1)	Weighted average contractual life remaining in years.

(2)	Weighted average exercise price.
15. Pension and Other Postretirement Benefit Plans
The Company has defined benefit pension plans covering eligible employees in the United States and in certain of its international subsidiaries. Pension benefits in the United States are based on a formula that considers final average pay and years of credited service. In addition, the Company provides medical, dental and life insurance benefits, principally to its eligible U.S. retirees and similar benefits to their dependents, through its other postretirement benefit plans. The Company uses a December 31 measurement date for substantially all of its pension plans and for its other postretirement benefit plans.
     In connection with the Company’s restructuring actions (see Note 4), Merck recorded termination charges in 2005, 2004 and 2003 of $32.0 million, $18.4 million and $37.9 million, respectively, on its pension plans and $6.5 million, $3.1 million and $8.1 million, respectively, on its other postretirement benefit plans related to expanded eligibility for certain employees exiting the Company.
     Also, in connection with these restructuring activities, the Company recorded curtailment losses of $9.1 million in 2005 and settlement losses of $28.3 million in 2003 on its pension plans as well as curtailment losses of $0.7 million and $11.7 million on its other postretirement benefit plans in 2005 and 2003, respectively.
     The Company changed participant contributions and the service recognized for eligibility for its other postretirement benefit plans. These amendments generated curtailment gains of $12.3 million in 2004 and $10.2 million in 2003.
     In addition, the Company recorded a settlement gain of $4.2 million in 2005 and a settlement loss of $23.0 million in 2004 on certain of its domestic pension plans resulting from employees electing to receive their pension benefits as lump sum payments.
     In 2004, the Company recognized the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act), which reduced the benefit obligation of certain of its other postretirement benefit plans by $169.0 million. While the Company is recognizing the subsidy in accordance with current accounting requirements, it will continue to evaluate the Act and regulations that follow to determine the optimal approach to incorporating the impact of the Act.

     The net cost for the Company’s pension plans consisted of the following components:

Years Ended December 31	2005	2004	2003

Service cost	$338.8	$307.7	$263.4
Interest cost	310.6	286.0	260.6
Expected return on plan assets	(400.7)	(367.7)	(341.2)
Net amortization	156.1	130.0	115.9
Termination benefits	32.0	18.4	37.9
Curtailments	9.1	—	—
Settlements	(4.2)	23.0	28.3

Net pension cost	$441.7	$397.4	$364.9

     The net pension cost attributable to U.S. plans included in the above table was $295.3 million in 2005, $283.0 million in 2004 and $264.8 million in 2003.
     The net cost of postretirement benefits other than pensions consisted of the following components:

Years Ended December 31	2005	2004	2003

Service cost	$87.9	$86.0	$68.3
Interest cost	106.0	105.7	90.4
Expected return on plan assets	(103.0)	(89.4)	(62.0)
Net amortization	22.0	31.0	28.0
Curtailments	0.7	(12.3)	1.5
Termination benefits	6.5	3.1	8.1

Net postretirement benefit cost	$120.1	$124.1	$134.3

     The cost of health care and life insurance benefits for active employees was $324.6 million in 2005, $295.3 million in 2004 and $273.0 million in 2003.
     Summarized information about the changes in plan assets and benefit obligation is as follows:

			Other
			Postretirement
	Pension Benefits		Benefits
	2005	2004	2005	2004

Fair value of plan assets at January 1	$5,480.9	$4,282.7	$1,165.3	$949.5
Actual return on plan assets	391.6	718.8	101.9	150.7
Company contributions	497.7	761.5	46.3	94.4
Benefits paid from plan assets	(306.2)	(296.1)	(36.1)	(29.3)
Other	6.6	14.0	—	—

Fair value of plan assets at December 31	$6,070.6	$5,480.9	$1,277.4	$1,165.3

Benefit obligation at January 1	$5,879.5	$5,071.9	$1,892.4	$1,840.4
Subsidy under the Act	—	—	—	(169.0)
Service cost	338.8	307.7	87.9	86.0
Interest cost	310.6	286.0	106.0	105.7
Actuarial losses (gains)	286.3	511.2	(29.3)	152.0
Benefits paid	(329.1)	(327.1)	(88.5)	(65.2)
Plan amendments	18.2	4.6	(159.1)	(60.7)
Curtailments	(12.2)	—	0.7	—
Termination benefits	32.0	18.4	6.5	3.1
Other	(0.6)	6.8	—	—

Benefit obligation at December 31	$6,523.5	$5,879.5	$1,816.6	$1,892.3

     The fair value of U.S. pension plan assets included in the preceding table was $3.8 billion in 2005 and $3.5 billion in 2004. The pension benefit obligation of U.S. plans included in this table was $4.1 billion in 2005 and $3.7 billion in 2004.
     A reconciliation of the plans’ funded status to the net asset (liability) recognized at December 31 is as follows:

			Other
			Postretirement
	Pension Benefits		Benefits
	2005	2004	2005	2004

Plan assets less than benefit obligation	$(452.9)	$(398.6)	$(539.2)	$(727.0)
Unrecognized net loss	2,300.3	2,200.2	682.7	755.1
Unrecognized plan changes	85.4	99.2	(338.9)	(201.3)

Net asset (liability)	$1,932.8	$1,900.8	$(195.4)	$(173.2)

Recognized as:
Other assets	$2,347.4	$2,281.3	$—	$—
Accrued and other current liabilities	(8.0)	(15.8)	(24.9)	(24.9)
Deferred income taxes and noncurrent liabilities	(439.3)	(387.7)	(170.5)	(148.3)
Accumulated other comprehensive loss	32.7	23.0	—	—

     The weighted average asset allocations of the investment portfolio for the pension and other postretirement benefit plans at December 31 are as follows:

			Other
			Postretirement
	Pension Benefits		Benefits
	2005	2004	2005	2004

U.S. equities	39%	41%	54%	55%
International equities	33	30	29	27
Fixed-income investments	19	21	15	16
Real estate and other investments	3	6	—	1
Cash and cash equivalents	6	2	2	1

	100%	100%	100%	100%

     The target investment portfolios for the Company’s pension plans are determined by country based on the nature of the liabilities and considering the demographic composition of the plan participants (average age, years of service and active versus retiree status) and in accordance with local regulations. The weighted average target allocation was 38% in U.S. equities, 33% in international equities, 25% in fixed-income investments, 3% in real estate and other investments, and 1% in cash and cash equivalents. Other investments include insurance contracts for certain international pension plans.
     The target investment portfolio for the Company’s other postretirement benefit plans is allocated 45% to 60% in U.S. equities, 20% to 30% in international equities, 15% to 20% in fixed-income investments, and up to 8% in cash and other investments. The portfolio’s asset allocation is consistent with the long-term nature of the plans’ benefit obligation, and is well diversified among the asset classes in which the portfolio invests.
     Contributions to the pension plans and other postretirement benefit plans during 2006 are expected to be $365.0 million and $92.6 million, respectively.

     Expected benefit payments are as follows:

		Other
	Pension	Postretirement
	Benefits	Benefits

2006	$229.6	$78.6
2007	247.4	84.9
2008	266.5	91.1
2009	286.0	98.0
2010	303.9	105.0
2011—2015	1,985.1	646.3

     Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service. Expected receipts of the subsidy under the Act, which are not reflected in the expected other postretirement benefit payments included in the preceding table, are as follows: 2007, $6.3 million; 2008, $7.0 million; 2009, $7.6 million; 2010, $8.3 million; 2011-2015, $53.9 million.
     At December 31, 2005 and 2004, the accumulated benefit obligation was $5.0 billion and $4.5 billion, respectively, for all pension plans and $3.1 billion and $2.7 billion, respectively, for U.S. pension plans. The Company had a minimum pension liability of $34.5 million and $24.6 million at December 31, 2005 and 2004, respectively, representing the extent to which the accumulated benefit obligation exceeded plan assets for certain of the Company’s pension plans.
     For pension plans with benefit obligations in excess of plan assets at December 31, 2005 and 2004, the fair value of plan assets was $695.3 million and $1.1 billion, respectively, and the benefit obligation was $1.5 billion and $1.8 billion, respectively. For those plans with accumulated benefit obligations in excess of plan assets at December 31, 2005 and 2004, the fair value of plan assets was $144.8 million and $106.0 million, respectively, and the accumulated benefit obligation was $456.5 million and $393.9 million, respectively.
     Unrecognized net loss amounts reflect experience differentials primarily relating to differences between expected and actual returns on plan assets as well as the effects of changes in actuarial assumptions. Unrecognized net loss amounts in excess of certain thresholds are amortized into net pension and other postretirement benefit cost over the average remaining service life of employees. Amortization of unrecognized net losses for the Company’s U.S. plans at December 31, 2005 is expected to increase net pension and other postretirement benefit cost by approximately $126.0 million annually from 2006 through 2010.
     The Company reassesses its benefit plan assumptions on a regular basis. The weighted average assumptions used in determining pension plan information are as follows:

December 31	2005	2004	2003

Net cost

Discount rate	5.40%	5.65%	5.90%
Expected rate of return on plan assets	7.65	7.70	7.70
Salary growth rate	4.1	4.1	4.1

Benefit obligation

Discount rate	5.15%	5.40%	5.65%
Salary growth rate	4.2	4.1	4.1

     Assumptions used in determining U.S. pension plan and other postretirement benefit plan information are as follows:

December 31	2005		2004		2003

Net cost

Discount rate	6.00	%*	6.25%		6.50%
Expected rate of return on plan assets	8.75		8.75		8.75
Salary growth rate	4.5		4.5		4.5

Benefit obligation

Discount rate	5.75%		6.00	%*	6.25%
Salary growth rate	4.5		4.5		4.5

*	5.75% used for other postretirement benefit plans.
     The expected rate of return for both the pension and other postretirement benefit plans represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid and is determined on a country basis. In developing the expected rate of return within each country, the long-term historical returns data is considered as well as actual returns on the plan assets and other capital markets experience. Using this reference information, the long-term return expectations for each asset category and a weighted average expected return for each country’s target portfolio is developed, according to the allocation among those investment categories. The expected portfolio performance reflects the contribution of active management as appropriate. For 2006, the Company’s expected rate of return of 8.75% will remain unchanged from 2005 for its U.S. pension and other postretirement benefit plans.
     The health care cost trend rate assumptions for other postretirement benefit plans are as follows:

December 31	2005	2004

Health care cost trend rate assumed for next year	9.0%	10.0%
Rate to which the cost trend rate is assumed to decline	5.0%	5.0%
Year that the rate reached the ultimate trend rate	2013	2013

     A one percentage point change in the health care cost trend rate would have had the following effects:

	One Percentage Point
	Increase	Decrease

Effect on total service and interest cost components	$37.7	$(29.8)
Effect on benefit obligation	298.0	(240.3)

16. Other (Income) Expense, Net

Years Ended December 31	2005	2004	2003

Interest income	$(480.9)	$(300.1)	$(308.7)
Interest expense	385.5	293.7	350.9
Exchange gains	(16.1)	(18.4)	(28.4)
Minority interests	121.8	154.2	168.7
Other, net	(120.5)	(473.4)	(385.7)

	$(110.2)	$(344.0)	$(203.2)

     Minority interests include third parties’ share of exchange gains and losses arising from translation of the financial statements into U.S. dollars. The reduced minority interest in 2005 is attributable to the redemption of subsidiary variable – rate preferred units (see Note 12).
     Other, net in 2004 primarily reflects a $176.8 million gain from the sale of the Company’s 50-percent equity stake in its European joint venture with Johnson & Johnson, as well as realized gains on the Company’s investment portfolio. Other, net in 2003 primarily reflects an $84.0 million gain on the sale of Aggrastat product rights in the United States and realized gains on the Company’s investment portfolios relating to the favorable interest rate environment.
     Interest paid was $354.1 million in 2005, $284.6 million in 2004 and $359.4 million in 2003.
17. Taxes on Income
A reconciliation between the Company’s effective tax rate and the U.S. statutory rate is as follows:

	2005	Tax Rate
	Amount	2005	2004	2003

U.S. statutory rate applied to income from continuing operations before taxes	$2,577.4	35.0%	35.0%	35.0%
Differential arising from:
Foreign earnings	(945.1)	(12.8)	(10.0)	(10.2)
Tax exemption for Puerto Rico operations	(98.0)	(1.3)	(1.6)	(0.9)
State taxes	188.6	2.5	1.3	1.7
AJCA	766.5	10.4	—	—
Other	243.2	3.3	2.4	1.6

	$2,732.6	37.1%	27.1%	27.2%

     Other includes the tax effect of minority interests, contingency reserves, research credits, export incentives and miscellaneous items.
     Domestic companies contributed approximately 35% in 2005, 30% in 2004 and 34% in 2003 to consolidated income from continuing operations before taxes.
     Taxes on income from continuing operations consisted of:

Years Ended December 31	2005	2004	2003

Current provision
Federal	$1,688.1	$1,420.0	$1,464.2
Foreign	739.6	530.9	611.3
State	295.9	161.3	254.8

	2,723.6	2,112.2	2,330.3

Deferred provision
Federal	97.0	95.6	21.3
Foreign	(134.0)	(32.3)	96.5
State	46.0	(14.4)	13.9

	9.0	48.9	131.7

	$2,732.6	$2,161.1	$2,462.0

     Deferred income taxes at December 31 consisted of:

	2005		2004
	Assets	Liabilities	Assets	Liabilities

Other intangibles	$36.0	$158.2	$60.7	$286.1
Inventory related	628.1	266.9	749.7	473.0
Accelerated depreciation	—	1,539.1	—	1,479.7
Advance payment	338.6	—	338.6	—
Equity investments	104.5	676.1	189.3	548.7
Pensions and OPEB	151.3	789.9	168.6	811.9
Compensation related	151.9	—	182.5	—
Vioxx legal defense cost reserve	241.1	—	205.2	—
Net operating losses	314.9	—	212.3	—
Other	1,208.9	426.3	1,144.4	314.2

Subtotal	3,175.3	3,856.5	3,251.3	3,913.6
Valuation allowance	(17.6)	—	—	—

Total deferred taxes	$3,157.7	$3,856.5	$3,251.3	$3,913.6

Net deferred tax liabilities		$698.8		$662.3

Recognized as:
Prepaid expenses and taxes		$(662.2)		$(652.6)
Other assets		(68.5)		(10.5)
Income taxes payable		159.7		156.2
Deferred income taxes and noncurrent liabilities		1,269.8		1,169.2

     The Company has net operating loss (NOL) carryforwards in a number of jurisdictions. The most significant of which is the United Kingdom with NOL carryforwards of $633 million which have no expiration date. A valuation allowance has been established against certain Canadian NOL carryforwards resulting from a legal entity reorganization.
     Income taxes paid in 2005, 2004 and 2003 were $1.7 billion, $1.9 billion and $2.0 billion, respectively. Stock option exercises did not have a significant impact on taxes paid in 2005. Stock option exercises reduced income taxes paid in 2004 and 2003 by $121.7 million and $167.8 million, respectively.
     As previously disclosed, in October 2004, the AJCA was signed into law. The AJCA creates temporary incentives for U.S. multinationals to repatriate accumulated income earned outside the United States as of December 31, 2002. In accordance with the AJCA, the Company repatriated $15.9 billion during 2005. The Company recorded an income tax charge of $766.5 million in Taxes on Income in 2005 related to this repatriation, $185 million of which was paid in 2005 and $582 million of which will be paid in the first quarter of 2006. This charge was partially offset by a $100 million benefit associated with a decision to implement certain tax planning strategies.
     The Company has not changed its intention to indefinitely reinvest accumulated earnings earned subsequent to December 31, 2002. At December 31, 2005, foreign earnings of $8.3 billion have been retained indefinitely by subsidiary companies for reinvestment. No provision will be made for income taxes that would be payable upon the distributions of such earnings and it is not practicable to determine the amount of the related unrecognized deferred income tax liability. In addition, the Company has subsidiaries operating in Puerto Rico and Singapore under tax incentive grants that expire in 2015 and 2026, respectively.
     The Company’s federal income tax returns have been audited through 1992. As previously disclosed, the Internal Revenue Service (IRS) has substantially completed its examination of the Company’s tax returns for the years 1993 to 1996 and on April 28, 2004, in connection with its examination, the IRS issued a preliminary notice of deficiency with respect to a partnership transaction entered into in 1993. On December 13, 2005, the

Company received a final notice of deficiency with respect to the transaction with regard to the 1993 tax return. Specifically, the IRS disallowed certain royalty and other expenses claimed as deductions on the 1993 tax return. The preliminary notice proposed disallowing similar type expenses on the 1994-1996 tax returns. The Company anticipates receiving a similar preliminary notice of deficiency for 1997-1999. If the IRS ultimately prevails in its positions, the Company’s income tax due for 1993 would increase by approximately $60 million plus interest of approximately $60 million and penalties of approximately $12 million. For the years 1994-1999, the tax would increase by approximately $910 million plus interest of approximately $520 million. The IRS will likely make similar claims for years subsequent to 1999 with respect to this transaction. The potential disallowance for these later years, computed on a similar basis to the 1993-1999 disallowances, would be approximately $540 million plus interest of approximately $60 million. The IRS has proposed penalties on the Company with respect to all periods that were the subject of the preliminary notice of adjustment and the Company anticipates the IRS would seek to impose penalties on all other periods.
     In October 2005, the IRS issued summonses to several current and former executives of the Company in connection with this matter. The IRS began interviewing these individuals in December 2005.
     The Company vigorously disagrees with the proposed adjustments and intends to aggressively contest this matter through applicable IRS and judicial procedures, as appropriate. Although the final resolution of the proposed adjustments is uncertain and involves unsettled areas of the law, based on currently available information, the Company has provided for the best estimate of the probable tax liability for this matter. While the resolution of the issue may result in tax liabilities which are significantly higher or lower than the reserves established for this matter, management currently believes that the resolution will not have a material effect on the Company’s financial position or liquidity. However, an unfavorable resolution could have a material effect on the Company’s results of operations or cash flows in the quarter in which an adjustment is recorded or the tax is due or paid.
     In January 2006, the IRS issued a summons requesting certain information in connection with a minority interest equity financing transaction entered into in 1995. Merck intends to cooperate with the terms of the summons.
18. Earnings per Share
The weighted average common shares used in the computations of basic earnings per common share and earnings per common share assuming dilution (shares in millions) are as follows:

Years Ended December 31	2005	2004	2003

Average common shares outstanding	2,197.0	2,219.0	2,236.7
Common shares issuable(1)	3.4	7.4	16.4

Average common shares outstanding assuming dilution	2,200.4	2,226.4	2,253.1

(1)	Issuable primarily under stock-based compensation plans.
     In 2005, 2004 and 2003, 242.4 million, 233.1 million and 203.4 million common shares issuable under the Company’s stock-based compensation plans were excluded from the computation of earnings per common share assuming dilution because the effect would have been antidilutive.
19. Comprehensive Income
The components of Other comprehensive income (loss) are as follows:

			After
	Pretax(1)	Tax	Tax

Year Ended December 31, 2005

Net unrealized gain on derivatives	$93.6	$(38.3)	$55.3
Net loss realization	44.0	(18.0)	26.0

Derivatives	137.6	(56.3)	81.3

Net unrealized gain on investments	(23.5)	1.6	(21.9)
Net loss realization	71.1	1.1	72.2

Investments	47.6	2.7	50.3

Minimum pension liability	(11.9)	4.9	(7.0)

Cumulative translation adjustment relating to equity investees	(40.6)	14.2	(26.4)

	$132.7	$(34.5)	$98.2

Year Ended December 31, 2004

Net unrealized loss on derivatives	$(117.8)	$48.2	$(69.6)
Net loss realization	64.2	(26.3)	37.9

Derivatives	(53.6)	21.9	(31.7)

Net unrealized gain on investments	(38.4)	(9.6)	(48.0)
Net income realization	(89.7)	36.8	(52.9)

Investments	(128.1)	27.2	(100.9)

Minimum pension liability	(7.2)	2.3	(4.9)

Cumulative translation adjustment relating to equity investees	40.2	(14.1)	26.1

	$(148.7)	$37.3	$(111.4)

Year Ended December 31, 2003

Net unrealized loss on derivatives	$(87.6)	$35.9	$(51.7)
Net loss realization	51.5	(21.1)	30.4

Derivatives	(36.1)	14.8	(21.3)

Net unrealized gain on investments	105.0	(33.8)	71.2
Net income realization	(114.3)	(3.2)	(117.5)

Investments	(9.3)	(37.0)	(46.3)

Minimum pension liability	424.5	(192.6)	231.9

	$379.1	$(214.8)	$164.3

(1)	Net of applicable minority interest.
     The components of Accumulated other comprehensive income (loss) are as follows:

December 31	2005	2004

Net unrealized gain (loss) on derivatives	$15.6	$(65.7)
Net unrealized gain on investments	59.5	9.2
Minimum pension liability	(22.5)	(15.5)
Cumulative translation adjustment relating to equity investees	(0.3)	26.1

	$52.3	$(45.9)

     At December 31, 2005, $6.0 million of the net unrealized gain on derivatives is associated with options maturing in the next 12 months, which hedge anticipated foreign currency denominated sales over that same period.

20. Segment Reporting
The Company’s operations are principally managed on a products basis. The Merck Pharmaceutical segment includes products marketed either directly or through joint ventures. These products consist of therapeutic and preventive agents, sold by prescription, for the treatment of human disorders. Merck sells these human health products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations and other institutions.
     All Other includes other non-reportable human and animal health segments. Revenues and profits for these segments are as follows:

	Merck
	Pharm-	All
	aceutical	Other	Total

Year Ended December 31, 2005

Segment revenues	$20,678.8	$1,146.0	$21,824.8
Segment profits	13,157.9	1,122.5	14,280.4
Included in segment profits:
Equity income from affiliates	1,006.5	399.0	1,405.5
Depreciation and amortization	(148.8)	(4.2)	(153.0)

Year Ended December 31, 2004

Segment revenues	$21,591.0	$1,123.7	$22,714.7
Segment profits	13,560.3	1,131.3	14,691.6
Included in segment profits:
Equity income from affiliates	512.8	307.7	820.5
Depreciation and amortization	(151.8)	(4.3)	(156.1)

Year Ended December 31, 2003

Segment revenues	$21,128.3	$1,128.6	$22,256.9
Segment profits	13,504.8	1,078.3	14,583.1
Included in segment profits:
Equity income from affiliates	304.0	245.8	549.8
Depreciation and amortization	(143.5)	(4.0)	(147.5)

     Segment profits are comprised of segment revenues less certain elements of materials and production costs and operating expenses, including components of equity income (loss) from affiliates and depreciation and amortization expenses. For internal management reporting presented to the chief operating decision maker, the Company does not allocate the vast majority of indirect production costs, research and development expenses and general and administrative expenses, as well as the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.
     A reconciliation of total segment revenues to consolidated Sales is as follows:

Years Ended December 31	2005	2004	2003

Segment revenues	$21,824.8	$22,714.7	$22,256.9
Other revenues	187.1	223.9	229.0

	$22,011.9	$22,938.6	$22,485.9

     Other revenues are primarily comprised of miscellaneous corporate revenues, sales related to divested products or businesses and other supply sales.
     Sales(1) of the Company’s products were as follows:

Years Ended December 31	2005	2004	2003

Zocor	$4,381.7	$5,196.5	$5,011.4
Fosamax	3,191.2	3,159.7	2,676.6
Cozaar/Hyzaar	3,037.2	2,823.7	2,486.0
Singulair	2,975.6	2,622.0	2,009.4
Proscar	741.4	733.1	605.5
Primaxin	739.6	640.6	628.9
Vasotec/Vaseretic	623.1	719.2	763.7
Cosopt/Trusopt	617.2	558.8	484.4
Cancidas	570.0	430.0	275.7
Maxalt	348.4	309.9	324.2
Propecia	291.9	270.2	239.0
Vioxx	—	1,489.3	2,548.8
Vaccines/Biologicals	1,103.3	1,036.1	1,056.1
Other	3,391.3	2,949.5	3,376.2

	$22,011.9	$22,938.6	$22,485.9

(1) Presented net of discounts and returns.
     Other primarily includes sales of other human pharmaceuticals, pharmaceutical and animal health supply sales to the Company’s joint ventures and revenue from the Company’s relationship with AZLP, primarily relating to sales of Nexium and Prilosec. Revenue from AZLP was $1.7 billion, $1.5 billion and $1.9 billion in 2005, 2004 and 2003, respectively.
     Consolidated revenues by geographic area where derived are as follows:

Years Ended December 31	2005	2004	2003

United States	$12,766.6	$13,472.0	$13,321.1
Europe, Middle East and Africa	5,203.5	5,440.8	5,341.3
Japan	1,637.9	1,668.2	1,600.9
Other	2,403.9	2,357.6	2,222.6

	$22,011.9	$22,938.6	$22,485.9

     A reconciliation of total segment profits to consolidated Income from continuing operations before taxes is as follows:

Years Ended December 31	2005	2004	2003

Segment profits	$14,280.4	$14,691.6	$14,583.1
Other profits	175.3	24.6	156.6
Adjustments	615.3	481.3	453.5
Unallocated:
Interest income	480.9	300.1	308.7
Interest expense	(385.5)	(293.7)	(350.9)
Equity income (loss) from affiliates	311.6	187.7	(75.6)
Depreciation and amortization	(1,555.1)	(1,294.6)	(1,166.7)
Research and development	(3,848.0)	(4,010.2)	(3,279.9)
Other expenses, net	(2,711.0)	(2,112.3)	(1,577.2)

	$7,363.9	$7,974.5	$9,051.6

     Other profits are primarily comprised of miscellaneous corporate profits as well as operating profits related to divested products or businesses and other supply sales. Adjustments represent the elimination of the effect of double counting certain items of income and expense. Equity income (loss) from affiliates includes taxes paid at the joint venture level and a portion of equity income that is not reported in segment profits. Other expenses, net, include expenses from corporate and manufacturing cost centers and other miscellaneous income (expense), net.

     Property, plant and equipment, net by geographic area where located is as follows:

December 31	2005	2004	2003

United States	$10,460.8	$10,712.9	$10,383.3
Europe, Middle East and Africa	1,963.7	2,012.8	1,846.3
Japan	585.1	605.8	599.1
Other	1,388.6	1,382.2	1,340.3

	$14,398.2	$14,713.7	$14,169.0

     The Company does not disaggregate assets on a products and services basis for internal management reporting and, therefore, such information is not presented.
Management’s Report
Management’s Responsibility For Financial Statements
Responsibility for the integrity and objectivity of the Company’s financial statements rests with management. The financial statements report on management’s stewardship of Company assets. These statements are prepared in conformity with generally accepted accounting principles and, accordingly, include amounts that are based on management’s best estimates and judgments. Nonfinancial information included in the Annual Report has also been prepared by management and is consistent with the financial statements.
     To assure that financial information is reliable and assets are safeguarded, management maintains an effective system of internal controls and procedures, important elements of which include: careful selection, training and development of operating and financial managers; an organization that provides appropriate division of responsibility; and communications aimed at assuring that Company policies and procedures are understood throughout the organization. A staff of internal auditors regularly monitors the adequacy and application of internal controls on a worldwide basis.
     To ensure that personnel continue to understand the system of internal controls and procedures, and policies concerning good and prudent business practices, the Company periodically conducts the Management’s Stewardship Program for key management and financial personnel. This program reinforces the importance and understanding of internal controls by reviewing key corporate policies, procedures and systems. In addition, the Company has compliance programs, including an ethical business practices program to reinforce the Company’s long-standing commitment to high ethical standards in the conduct of its business.
     The financial statements and other financial information included in the Annual Report fairly present, in all material respects, the Company’s financial condition, results of operations and cash flows. Our formal certification to the Securities and Exchange Commission is included in the Company’s Form 10-K filing. In addition, in May 2005, the Company submitted to the New York Stock Exchange (NYSE) a certificate of the CEO certifying that he was not aware of any violation by the Company of NYSE Corporate Governance Listing Standards.
Management’s Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2005 based on criteria in Internal Control — Integrated Framework issued by COSO. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and PricewaterhouseCoopers LLP has issued a report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, which is included herein.

Richard T. Clark	Judy C. Lewent
Chief Executive Officer and President	Executive Vice President & Chief Financial Officer

Report of Independent Registered Public Accounting Firm
To the Stockholders and the
Board of Directors of Merck & Co., Inc.:
We have completed integrated audits of Merck & Co., Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of retained earnings, of comprehensive income and of cash flows present fairly, in all material respects, the financial position of Merck & Co., Inc and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Florham Park, New Jersey	PricewaterhouseCoopers LLP
February 24, 2006